Exhibit 10.1

LOAN AND SECURITY AGREEMENT

THIS LOAN AND SECURITY AGREEMENT is made and dated as of September 30, 2020 and is entered into by and among BICYCLE THERAPEUTICS PLC, a public limited company organized under the laws of England and Wales (“Parent”), BICYCLETX LIMITED, a private company limited by shares organized under the laws of England and Wales (“BicycleTx”), BICYCLERD LIMITED, a private company limited by shares organized under the laws of England and Wales (“BicycleRD”), BICYCLE THERAPEUTICS INC., a Delaware corporation (“Bicycle US”) and each of Parent’s Subsidiaries that delivers a Joinder Agreement pursuant to Section 7.13 of the Agreement (hereinafter collectively referred to as “Borrowers” and each, “Borrower”), the several banks and other financial institutions or entities from time to time parties to this Agreement (collectively, referred to as the “Lenders”) and HERCULES CAPITAL, INC., a Maryland corporation, in its capacity as administrative agent and collateral agent for itself and the Lenders (in such capacity, the “Agent”).

RECITALS

A.                 Borrowers have requested the Lenders make available to Borrowers a loan in an aggregate principal amount of up to Forty Million and No/100 Dollars ($40,000,000) (the “Term Loan”); and

B.                  The Lenders are willing to make the Term Loan on the terms and conditions set forth in this Agreement.

AGREEMENT

NOW, THEREFORE, each Loan Party, Agent and the Lenders agree as follows:

SECTION 1. DEFINITIONS AND RULES OF CONSTRUCTION

1.1       Unless otherwise defined herein, the following capitalized terms shall have the following meanings:

“Account Control Agreement(s)” means any agreement entered into by and among the Agent, any Loan Party and a third party bank or other institution (including a Securities Intermediary) in which any Loan Party maintains a Deposit Account or an account holding Investment Property and which perfects Agent’s first priority security interest in the subject account or accounts, including as provided in the English Security Documents.

“ACH Authorization” means the ACH Debit Authorization Agreement in substantially the form of Exhibit H to the Disclosure Letter, which account numbers shall be redacted for security purposes if and when filed publicly by Borrower.

“Acquisition” means any transaction or series of related transactions for the purpose of or resulting, directly or indirectly, in (a) the acquisition of all or substantially all of the assets of a Person, or of any business, line of business or division or other unit of operation of a Person, (b) the acquisition of fifty percent (50%) or more of the Equity Interests of any Person, whether or not involving a merger, consolidation or similar transaction with such other Person, or otherwise causing any Person to become a Subsidiary of Borrower, or (c) the acquisition of, or the right to use, develop or sell (in each case, including through licensing), any product that would constitute a Borrower Product upon acquisition.

“ADSs” means the American Depository Shares of Parent, each representing one Ordinary Share.

“Advance(s)” means a Term Loan Advance.

“Advance Date” means the funding date of any Advance.

“Advance Request” means a request for an Advance submitted by any Borrower to Agent in substantially the form of Exhibit A to the Disclosure Letter, which account numbers shall be redacted for security purposes if and when filed publicly by Borrower.

“Affiliate” means (a) any Person that directly or indirectly controls, is controlled by, or is under common control with the Person in question, (b) any Person directly or indirectly owning, controlling or holding with power to vote ten percent (10%) or more of the outstanding voting securities of another Person, or (c) any Person ten percent (10%) or more of whose outstanding voting securities are directly or indirectly owned, controlled or held by another Person with power to vote such securities. As used in the definition of “Affiliate,” the term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise.

“Agreement” means this Loan and Security Agreement, as amended from time to time.

“Amortization Date” means November 1, 2022; provided however, if the Interest Only Extension Conditions are satisfied, then May 1, 2023

“Anti-Corruption Laws” means all laws, rules, and regulations of any jurisdiction applicable to Borrower or any of its Affiliates from time to time concerning or relating to bribery or corruption, including without limitation the United States Foreign Corrupt Practices Act of 1977, as amended, the UK Bribery Act 2010 and other similar legislation in any other jurisdictions.

“Anti-Terrorism Laws” means any laws, rules, regulations or orders relating to terrorism or money laundering, including without limitation Executive Order No. 13224 (effective September 24, 2001), the USA PATRIOT Act, the laws comprising or implementing the Bank Secrecy Act, and the laws administered by OFAC.

“Blocked Person” means any Person: (a) listed in the annex to, or is otherwise subject to the provisions of, Executive Order No. 13224, (b) a Person owned or controlled by, or acting for or on behalf of, any Person that is listed in the annex to, or is otherwise subject to the provisions of, Executive Order No. 13224, (c) a Person with which any Lender is prohibited from dealing or otherwise engaging in any transaction by any Anti-Terrorism Law, (d) a Person that commits, threatens or conspires to commit or supports “terrorism” as defined in Executive Order No. 13224, or (e) a Person that is named a “specially designated national” or “blocked person” on the most current list published by OFAC or other similar list.

“Board of Directors” means the board of directors or comparable governing body of such Person, or any subcommittee thereof, as applicable.

“Borrower Products” means all products, software, service offerings, technical data or technology currently being designed, manufactured or sold by any Loan Party or which any Loan Party intends to sell, license, or distribute in the future including any products or service offerings under development, collectively, together with all products, software, service offerings, technical data or technology that have been sold, licensed or distributed by any Loan Party since its incorporation or formation.

“Business Day” means any day other than Saturday, Sunday and any other day on which banking institutions in the State of California and London are closed for business.

“Cash” means all cash, cash equivalents and liquid funds.

“Change in Control” means (i) any person or group of persons acting in concert gains direct or indirect control of the Parent or (ii) Parent ceases to own one hundred percent (100%) of the Equity Interests of each of BicycleTx, BicycleRD and Bicycle US. For the purposes of this definition:

(a)	“control” of the Parent means:

(i)	the power (whether by way of ownership of shares, proxy, contract, agency or otherwise) to:

(A)	cast, or control the casting of, more than one-half of the maximum number of votes that might be cast at a general meeting of the Parent;

(B)	appoint or remove all, or the majority, of the directors or other equivalent officers of the Parent; or

(C)	give directions with respect to the operating and financial policies of the Parent with which the directors or other equivalent officers of the Parent are obliged to comply; or

(ii)	the holding beneficially of more than 50% of the issued share capital of the Parent (excluding any part of that issued share capital that carries no right to participate beyond a specified amount in a distribution of either profits or capital).

(b)	“acting in concert” means, a group of persons who, pursuant to an agreement or understanding (whether formal or informal), actively co-operate, through the acquisition of shares in the Parent by any of them, either directly or indirectly, to obtain or consolidate control of the Parent.

“Change in Law” means the occurrence after the Closing Date or, with respect to any Lender, such later date on which such Lender becomes a party to this Agreement of (a) the adoption of any law, rule or regulation or treaty, (b) any change in any law, rule or regulation or treaty or in the administration, interpretation or application thereof by any Governmental Authority or (c) compliance by any Lender with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after such date, provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Closing Date” means the date of this Agreement.

“Code” means the Internal Revenue Code of 1986, as amended.

“Compliance Certificate” means a compliance certificate in substantially the form attached hereto as Exhibit E.

“Contingent Obligation” means, as applied to any Person, any direct or indirect liability, contingent or otherwise, of that Person with respect to (i) any Indebtedness, lease, dividend, letter of credit or other obligation of another, including any such obligation directly or indirectly guaranteed, endorsed, co-made or discounted or sold with recourse by that Person, or in respect of which that Person is otherwise directly or indirectly liable; (ii) any obligations with respect to undrawn letters of credit, corporate credit cards or merchant services issued for the account of that Person; and (iii) all obligations arising under any Hedging Agreement; provided, however, that the term “Contingent Obligation” shall not include endorsements for collection or deposit in the ordinary course of business. The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determined amount of the primary obligation in respect of which such Contingent Obligation is made or, if not stated or determinable, the amount that would be required to be shown as a liability on a balance sheet prepared in accordance with GAAP; provided, however, that such amount shall not in any event exceed the maximum amount of the obligations under the guarantee or other support arrangement. For the avoidance of doubt, no Permitted Equity Derivatives will be considered a Contingent Obligation of Borrower.

“Contribution Notice” means a contribution notice issued by the UK Pensions Regulator under section 38 or section 47 of the Pensions Act 2004.

“Copyright License” means any written agreement granting any right to use any Copyright or Copyright registration, now owned or hereafter acquired by any Loan Party or in which any Loan Party now holds or hereafter acquires any interest.

“Copyrights” means all copyrights, whether registered or unregistered, held pursuant to the laws of the United States of America, any State thereof, the United Kingdom or of any other country.

“Deposit Accounts” means any “deposit accounts,” as such term is defined in the UCC, and includes any checking account, savings account, or certificate of deposit.

“Disclosure Letter” means that certain letter, dated the date hereof, delivered by Parent to Agent.

“Due Diligence Fee” means $30,000, which fee has been paid to the Lenders prior to the Closing Date, and shall be deemed fully earned on such date regardless of the early termination of this Agreement.

“Dollars” means the lawful currency of the United States of America.

“English Security Documents” means the following documents, each in form and substance reasonably satisfactory to Agent: (a) that certain English-law Debenture, dated as of the Closing Date, between the UK Loan Parties and the Agent, (b) that certain English-law Share Charge, dated as of Closing Date, between Parent and the Agent, and (c) such other documents incidental to the foregoing documents as Agent may reasonably determine necessary.

“Equity Interests” means, with respect to any Person, the capital stock, partnership or limited liability company interest, or other equity securities or equity ownership interests of such Person.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.

“Excluded Accounts” means (i) any Deposit Account that is used solely as a payroll account for the employees of any Loan Party or any of its Subsidiaries or the funds in which consist solely of funds held in trust for any director, officer or employee of such Loan Party or Subsidiary or any employee benefit plan maintained by such Loan Party or Subsidiary or funds representing deferred compensation for the directors and employees of such Loan Party or Subsidiary, collectively not to exceed 150% of the amount to be paid in the ordinary course of business in the then-next payroll cycle, (ii) escrow accounts, Deposit Accounts and trust accounts, in each case holding assets that are pledged or otherwise encumbered as set forth on Schedule 1C to the Disclosure Letter or pursuant to clauses (vi), (xiv), (xvii) or (xviii) of the definition of Permitted Liens (but only to the extent required to be excluded pursuant to the underlying documents entered into in connection with such Permitted Liens in the ordinary course of business); (iii) accounts containing no (zero) balance; (iv) any Deposit Account with a balance less than One Hundred Thousand Dollars ($100,000); provided, that the aggregate balance of all such Deposit Accounts excluded pursuant to this clause (iv) shall at no time exceed Five Hundred Thousand Dollars ($500,000); and (v) prior to the lapse of any grace period set forth therein, accounts described in the Schedule 4.4 to the Disclosure Letter.

“Facility Charge” means Two Hundred Thousand and No/100 Dollars ($200,000).

“FDA means the U.S. Food and Drug Administration or any successor thereto or any other comparable Governmental Authority.

“Financial Support Direction” means a financial support direction issued by the UK Pensions Regulator under section 43 of the Pensions Act 2004.

“GAAP” means generally accepted accounting principles in the United States, as in effect from time to time.

“Governmental Authority” means the government of any nation or any political subdivision thereof, whether state, local, territory, province or otherwise, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supranational bodies such as the European Union or the European Central Bank).

“Guaranty” means a Guaranty in a form reasonably acceptable to Agent.

“Hedging Agreement” means any interest rate exchange agreement, foreign currency exchange agreement, commodity price protection agreement or other interest or currency exchange rate or commodity price hedging arrangement incurred by any Loan Party or any of its Subsidiaries not for speculative purposes and entered into in the ordinary course of business.

“IND” means an Investigational New Drug Application submitted to the FDA pursuant to 21 C.F.R. § 312 (or its successor regulation) requesting authorization to initiate clinical trials in human subjects.

“Indebtedness” means indebtedness of any kind, including (a) all indebtedness for borrowed money or the deferred purchase price of property or services (excluding trade credit entered into in the ordinary course of business), including reimbursement and other obligations with respect to surety bonds and letters of credit, (b) all obligations evidenced by notes, bonds, debentures or similar instruments, (c) all capital lease obligations, (d) equity securities of any Person subject to repurchase or redemption other than at the sole option of such Person, (e) “earnouts”, purchase price adjustments, profit sharing arrangements, deferred purchase money amounts and similar payment obligations or continuing obligations of any nature arising out of purchase and sale contracts, and (f) all Contingent Obligations. For the avoidance of doubt, no Permitted Equity Derivatives shall be considered Indebtedness of Borrower.

“Insolvency Event” means, in relation to an entity that: (a) such entity shall make an assignment for the benefit of creditors; (b) such entity shall be unable to pay its debts as they become due, or be unable to pay or perform under the Loan Documents, or shall become insolvent or is deemed to, or is declared to, be unable to pay its debts under any applicable law; (c) such entity shall file a voluntary petition in bankruptcy; (d) such entity shall file any petition, answer, or document seeking for itself any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any present or future statute, law or regulation pertinent to such circumstances; (e) such entity shall seek or consent to or acquiesce in the appointment of any trustee, receiver, administrator or liquidator of such entity or of all or any substantial part (i.e., 33-1/3% or more) of the assets or property of such entity; (f) such entity shall cease operations of its business as its business has normally been conducted, or terminate substantially all of its employees; (g) such entity or its directors or majority shareholders shall take any action initiating any of the foregoing actions described in clauses (a) through (e); (h) (i) thirty (30) days shall have expired after the commencement of an involuntary action against such entity seeking reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any present or future statute, law or regulation, without such action being dismissed or all orders or proceedings thereunder affecting the operations or the business of such entity being stayed, (ii) a stay of any such order or proceedings shall thereafter be set aside and the action setting it aside shall not be timely appealed, (iii) such entity shall file any answer admitting or not contesting the material allegations of a petition filed against such entity in any such proceedings, (iv) the court in which such proceedings are pending shall enter a decree or order granting the relief sought in any such proceedings, or (v) thirty (30) days shall have expired after the appointment, without the consent or acquiescence of such entity of any trustee, receiver, administrator or liquidator of such entity or of all or any substantial part of the properties of such entity without such appointment being vacated; (i) such entity is dissolved (other than pursuant to a consolidation or merger); (j) such entity institutes or has instituted against it, by a regulator, supervisor or any similar official with primary insolvency, rehabilitative or regulatory jurisdiction over it in the jurisdiction of its incorporation or organization or the jurisdiction of its head or home office, a proceeding seeking a judgment of insolvency or bankruptcy or any other relief under any bankruptcy or insolvency law or other similar law affecting creditors’ rights, or a petition is presented for its winding-up or liquidation by it or such regulator, supervisor or similar official; (k) such entity has instituted against it a proceeding seeking a judgment of insolvency or bankruptcy or any other relief under any bankruptcy or insolvency law or other similar law affecting creditors’ rights, or a petition is presented for its winding-up or liquidation, and, in the case of any such proceeding or petition instituted or presented against it, such proceeding or petition is instituted or presented by a person or entity not described in paragraph (j) above and (i) results in a judgment of insolvency or bankruptcy or the entry of an order for relief or the making of an order for its winding-up or liquidation, or (ii) is not dismissed, discharged, stayed or restrained in each case within 30 days of the institution or presentation thereof; (l) such entity suspends or threatens to suspend making payments on any of its debts; (m) by reason of actual or anticipated financial difficulties, commences arrangements with one or more of its creditors (excluding Agent or Lender in its capacity as such) to reschedule any of its indebtedness; (n) the value of the assets of such entity is less than its liabilities (taking into account contingent and prospective liabilities); (o) a moratorium is declared in respect of all indebtedness of such entity; (p) any corporate action, legal proceedings or other procedure or step is taken in relation to (i) the suspension of payments, a moratorium of all indebtedness, winding-up, dissolution, administration or reorganization (by way of voluntary arrangement, scheme of arrangement or otherwise) of such entity, (ii) a composition, compromise, assignment or arrangement with the creditors of such entity generally, or (iii) the appointment of a liquidator, receiver, administrative receiver, administrator, compulsory manager or other similar officer in respect of such entity or any of its assets or (iv) enforcement over any material portion of the Collateral, or any analogous procedure or step is taken in any jurisdiction; provided this clause (p) shall not apply to any winding-up petition which is frivolous or vexatious and is discharged, stayed or dismissed within fourteen (14) days of commencement; (q) such entity causes or is subject to any event with respect to it which, under the applicable laws of any jurisdiction, has an analogous effect to any of the events specified in paragraphs (a) to (p) above; or (r) such entity takes any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the foregoing acts.

“Insolvency Proceeding” means any proceeding by or against any Person under the United States Bankruptcy Code, any Insolvency Event or any other bankruptcy or insolvency law, including any UK Insolvency Event, assignments for the benefit of creditors, compositions, extensions generally with its creditors, or proceedings seeking reorganization, arrangement, or other similar relief.

“Intellectual Property” means all of each Loan Party’s Copyrights; Trademarks; Patents; Licenses; trade secrets and inventions; mask works; each Loan Party’s applications therefor and reissues, extensions, or renewals thereof; and each Loan Party’s goodwill associated with any of the foregoing, together with each Loan Party’s rights to sue for past, present and future infringement of Intellectual Property and the goodwill associated therewith.

“Interest Only Extension Conditions” shall mean satisfaction of each of the following events: (a) no default or Event of Default shall have occurred; and (b) Borrower has achieved the Performance Milestone on or prior to October 31, 2022.

“Investment” means any beneficial ownership (including shares, stock, partnership or limited liability company interests) of or in any Person, or any loan (including Contingent Obligations), advance or capital contribution to any Person or any Acquisition.

“IRS” means the United States Internal Revenue Service.

“Joinder Agreements” means for each Subsidiary, a completed and executed (i) Joinder Agreement in substantially the form attached hereto as Exhibit F with respect to Subsidiaries formed or organized under the laws of the United States of America, any state, commonwealth or territory thereof, or the District of Columbia, or (ii) joinder documentation in form and substance reasonably satisfactory to Agent joining such Subsidiary as a party under the English Security Documents, or similar security documents under the relevant jurisdictions, as applicable, with respect to Subsidiaries organized outside of the United States or any of the foregoing jurisdictions.

“License” means any Copyright License, Patent License, Trademark License or other license of rights or interests.

“Lien” means any mortgage, deed of trust, pledge, hypothecation, assignment for security, security interest, encumbrance, levy, lien or charge of any kind, and any other security interest or any other agreements or arrangement having a similar effect, whether voluntarily incurred or arising by operation of law or otherwise, against any property, any conditional sale or other title retention agreement, and any lease in the nature of a security interest.

“Loan” means the Advances made under this Agreement.

“Loan Documents” means this Agreement, the promissory notes (if any), the ACH Authorization (if in effect), the Account Control Agreements, the Joinder Agreements, all UCC Financing Statements, the Guaranty, the Pledge Agreement, the Disclosure Letter, each Process Letter, the English Security Documents and any other documents executed in connection with the Secured Obligations or the transactions contemplated hereby, as the same may from time to time be amended, modified, supplemented or restated.

“Loan Party” means each Borrower and any guarantor under this Agreement or the other Loan Documents.

“Material Adverse Effect” means a material adverse effect upon: (i) the business, operations, properties, assets or financial condition of the Loan Parties and their Subsidiaries taken as a whole; or (ii) the ability of the Loan Parties, taken as a whole, to perform or pay the Secured Obligations in accordance with the terms of the Loan Documents, or the ability of Agent or the Lenders to enforce any of its rights or remedies with respect to the Secured Obligations; or (iii) the Collateral or Agent’s Liens on the Collateral or the priority of such Liens.

“Maximum Term Loan Amount” means Forty Million and No/100 Dollars ($40,000,000).

“Non-Core Intellectual Property” means any Intellectual Property that is not material to Borrower’s business in Borrower’s reasonable discretion.

“Non-Disclosure Agreement” means that certain Non-Disclosure Agreement by and between BicycleTX and Agent dated as of July 13, 2020.

“OFAC” is the U.S. Department of Treasury Office of Foreign Assets Control.

“OFAC Lists” are, collectively, the Specially Designated Nationals and Blocked Persons List maintained by OFAC pursuant to Executive Order No. 13224, 66 Fed. Reg. 49079 (Sept. 25, 2001) and/or any other list of terrorists or other restricted Persons maintained pursuant to any of the rules and regulations of OFAC or pursuant to any other applicable Executive Orders.

“Ordinary Shares” means the ordinary shares, £0.01 par value per share, of Parent.

“Patent License” means any written agreement granting any right with respect to any invention on which a Patent is in existence or a Patent application is pending, in which agreement any Loan Party now holds or hereafter acquires any interest.

“Patents” means all letters patent of, or rights corresponding thereto, in the United States of America or in any other country, all registrations and recordings thereof, and all applications for letters patent of, or rights corresponding thereto, in the United States of America, the United Kingdom or any other country.

“Performance Milestone” means Borrower shall have provided evidence satisfactory to Agent that Borrower has achieved at least two of the following: Performance Milestone I, Performance Milestone II, Performance Milestone III and Performance Milestone IV.

“Performance Milestone I” means Borrower shall have provided evidence satisfactory to Agent that Borrower has either (a) dosed a first patient in an IND controlled Phase 1 clinical evaluation of BT7480 (Nectin-4/CD137) or (b) dosed a first patient in an IND controlled Phase 1 clinical evaluation of BT7455.

“Performance Milestone II” Borrower shall have provided evidence satisfactory to Agent that Borrower has publicly announced Positive Data from the Phase 2 portion of the clinical trial studying BT1718, and such announcement shall not have been rescinded, revoked, or amended.

“Performance Milestone III” Borrower shall have provided evidence satisfactory to Agent that Borrower has either (a) publicly announced Positive Data from Phase 1 clinical trial of BT5528 in patients with advanced solid tumors or (b) publicly announced Positive Data from Phase 1 clinical trial of BT8009 in patients with advanced solid tumors and, in each case, such announcement shall not have been rescinded, revoked, or amended.

“Performance Milestone IV” Borrower shall have consummated a corporate business development transaction deemed by Agent to be validating in its reasonable discretion.

“Permitted Acquisition” shall mean any Acquisition (including by way of merger) either (i) upon Agent’s prior written consent, or (ii) which is conducted in accordance with the following requirements:

(a)        such Acquisition is of a business or Person engaged in a line of business similar, related, or complementary to lines of business of the Loan Parties or their Subsidiaries;

(b)        if such Acquisition is structured as a stock acquisition, then the Person so acquired shall either (i) become a wholly-owned Subsidiary of a Loan Party and such Loan Party shall comply with Section 7.13 hereof or (ii) such Person shall be merged with and into a Loan Party (with such Loan Party being the surviving entity);

(c)        if such Acquisition is structured as the acquisition of assets, such assets shall be acquired by a Loan Party;

(d)        Parent shall have delivered to Lender not less than ten (10) nor more than forty five (45) days prior to the date of such Acquisition, notice of such Acquisition together with pro forma projected financial information, copies of then-current drafts of all material documents relating to such acquisition, and historical financial statements for such acquired entity (to the extent available), division or line of business, in each case in form and substance satisfactory to Lender;

(e)        both immediately before and immediately after such Acquisition no default or Event of Default shall have occurred and be continuing;

(f)        acquisition in the ordinary course of business; and

(g)       the sum of the purchase price consideration paid in cash in respect of such proposed Acquisition, when taken together with all cash consideration paid in respect of earnouts, milestones and other similar deferred purchase price consideration as and when paid, in each case by the Loan Parties with respect thereto, and including the amount of Permitted Indebtedness assumed or to which such assets, businesses or business or ownership interest or shares, or any Person so acquired, remain subject (excluding Indebtedness comprised of performance-based milestones, earnouts, or royalties that qualify as Permitted Indebtedness pursuant to subsection (v) of the definition thereof), shall not be greater than Forty Million Dollars ($40,000,000) for all such Acquisitions during the term of this Agreement with respect to cash consideration; provided that no consideration shall be payable other than in cash or Equity Interests of any Loan Party.

“Permitted Convertible Debt” means Indebtedness of the Parent that is convertible into a fixed number (subject to customary anti- dilution adjustments, “make-whole” increases and other customary changes thereto) of ADSs (or other securities or property following a merger event or other change of the ADSs or Ordinary Shares), cash or any combination thereof (with the amount of such cash or such combination determined by reference to the market price of such ADSs or such other securities); provided that such Indebtedness shall (a) not have (i) any scheduled payment or mandatory prepayment of principal or (ii) a scheduled maturity date or any mandatory prepayments or redemptions of principal (other than customary change of control, fundamental change or asset sale repurchase obligations and cash payments in lieu of fractional shares upon the conversion or exchange thereof) at the option of the holder thereof, in each case no earlier than one hundred eighty (180) days after the Term Loan Maturity Date, (b) be unsecured, (c) not be guaranteed by any Subsidiary of Parent that is not a Loan Party, (d) contain usual and customary subordination terms for underwritten offerings of senior subordinated convertible notes, (e) shall specifically designate this Agreement and all Secured Obligations as “designated senior indebtedness” or similar term so that the subordination terms referred to in clause (d) of this definition specifically refer to such notes as being subordinated to the Secured Obligations pursuant to such subordination terms, and (f) be on terms and conditions customary for Indebtedness of such type, as determined in good faith by the Parent; provided further, that any cross-default or cross-acceleration event of default (each howsoever defined) provision contained therein that relates to indebtedness or other payment obligations of Parent (or any of its Subsidiaries) (such indebtedness or other payment obligations, a “Cross-Default Reference Obligation”) contains a cure period of at least thirty (30) calendar days (after written notice to the issuer of such Indebtedness by the trustee or to such issuer and such trustee by holders of at least 25% in aggregate principal amount of such Indebtedness then outstanding) before a default, event of default, acceleration or other event or condition under such Cross-Default Reference Obligation results in an event of default under such cross-default or cross-acceleration provision.

“Permitted Equity Derivatives” means any forward purchase, accelerated share repurchase, call option, or warrant transactions in respect of the Parent’s Equity Interests; provided, that (x) the terms, conditions and covenants of each such transaction shall be customary for transactions of such type, as determined by Parent in good faith, (y) such transaction may, at the option of Parent, be settled in Equity Interests of Parent and would be classified as an equity instrument in accordance with GAAP and (z) such transaction is entered into contemporaneously and otherwise in connection with the issuance of Permitted Convertible Debt and the aggregate net purchase price of (i) any such derivative transactions and (ii) any concurrent purchase of Parent’s Equity Interests shall not exceed 15% of the gross proceeds to Parent from such issuance of Permitted Convertible Debt.

“Permitted Indebtedness” means:

(i)           Indebtedness of any Loan Party in favor of the Lenders or Agent arising under this Agreement or any other Loan Document;

(ii)         Indebtedness existing on the Closing Date which is disclosed in Schedule 1A;

(iii)        Indebtedness of up to Five Million Dollars ($5,000,000) outstanding at any time secured by a Lien described in clause (vii) of the defined term “Permitted Liens,” provided such Indebtedness does not exceed the cost of the assets financed with such Indebtedness;

(iv)        Indebtedness to trade creditors incurred in the ordinary course of business;

(v)       Indebtedness that also constitutes a Permitted Investment and Indebtedness consisting of obligations under deferred or contingent consideration arrangements (including, without duplication, earn-outs, milestone payments, royalties and other contingent or deferred obligations as long as such obligations are not evidenced by any “seller notes” or similar Indebtedness in connection with Permitted Acquisitions);

(vi)      Subordinated Indebtedness;

(vii)      reimbursement obligations in connection with letters of credit and cash management services and issued on behalf of a Borrower or a Subsidiary thereof in an amount not to exceed Five Million Dollars ($5,000,000) at any time outstanding,

(viii)    other unsecured Indebtedness in an amount not to exceed Three Million Dollars ($3,000,000) at any time outstanding,

(ix)       intercompany Indebtedness as long as each of the obligor and the obligee under such Indebtedness is a Loan Party or a Subsidiary that has executed a Joinder Agreement;

(x)        any Permitted Convertible Debt not to exceed a principal amount of $350,000,000 at any one time outstanding;

(xi)      obligations under any Hedging Agreement in an aggregate amount not to exceed One Million Dollars ($1,000,000) at any time outstanding;

(xii)      licenses permitted pursuant to clause (ii) of the definition of Permitted Transfers or otherwise permitted hereunder, to the extent involving the incurrence of Indebtedness;

(xiii)    Indebtedness incurred in the ordinary course of business with corporate credit cards, merchant cards, purchase cards and debit cards in an aggregate amount, without duplication of any such Indebtedness incurred under clause (vii) of this definition, not to exceed Five Hundred Thousand Dollars ($500,000) at any time outstanding; and

(xiv)    extensions, refinancings and renewals of any items of Permitted Indebtedness, provided that the principal amount is not increased or the terms modified to impose materially more burdensome terms upon Borrower or its Subsidiary, as the case may be.

“Permitted Investment” means:

(i)       Investments existing on the Closing Date which are disclosed in Schedule 1B to the Disclosure Letter;

(ii)      (a) marketable direct obligations issued or unconditionally guaranteed by the United States of America or any agency or any State thereof maturing within one year from the date of acquisition thereof, (b) commercial paper maturing no more than one year from the date of creation thereof and currently having a rating of at least A-2 or P-2 from either Standard & Poor’s Corporation or Moody’s Investors Service, (c) certificates of deposit issued by any bank with assets of at least $500,000,000 maturing no more than one year from the date of investment therein, (d) money market accounts, and (e) other Investments described in Parent’s investment policy as approved by Agent in writing (it being understood that the investment policy provided to Agent prior to the Closing Date shall be deemed approved in writing) and Parent’s Board of Directors from time to time;

(iii)      repurchases of (A) shares or stock from former employees, directors, or consultants of Borrower under the terms of applicable repurchase agreements at the original issuance price of such securities in an aggregate amount not to exceed $250,000 in any fiscal year or (B) equity derivatives and stock repurchases (including without limitation by means of accelerated stock repurchase and forward purchases) as permitted by Section 7.7, in each case provided that no Event of Default has occurred, is continuing or would exist immediately after entry into the agreement governing such derivatives or stock repurchases;

(iv)      Investments accepted in connection with Permitted Transfers;

(v)       Investments (including Indebtedness) (a) received in connection with the bankruptcy or reorganization of customers or suppliers and in settlement of delinquent or doubtful obligations of, and other disputes with, customers or suppliers arising in the ordinary course of any Borrower’s business and (b) Investments consisting of the endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of business;

(vi)      Investments consisting of notes receivable of, or prepaid royalties and other credit extensions, to customers and suppliers who are not Affiliates, in the ordinary course of business, provided that this subparagraph (vi) shall not apply to Investments of Borrower in any Subsidiary;

(vii)      Investments by a Loan Party consisting of loans not involving the net transfer on a substantially contemporaneous basis of cash proceeds to employees, officers or directors relating to the purchase of capital stock of such Loan Party pursuant to employee share or stock purchase plans or other similar agreements approved by such Loan Party’s Board of Directors;

(viii)    Investments consisting of travel advances, relocation loans, and other loan advances (or guarantees thereof) to employees, officers and directors in the ordinary course of business;

(ix)      Investments in (A) newly-formed Subsidiaries, provided that each such Subsidiary enters into a Joinder Agreement within the time periods specified in Section 7.13 and executes such other related documents as shall be reasonably requested by Agent, and (B) any Subsidiary that has entered into a Joinder Agreement or is otherwise a “Borrower” or “Guarantor” under the Loan Documents pursuant to other documentation entered into by such Subsidiary and Agent;

(x)        joint ventures or strategic alliances in the ordinary course of a Borrower’s business, provided that any cash Investments by Borrowers or a Subsidiary of a Borrower in connection therewith do not exceed One Million Dollars ($1,000,000) in the aggregate in any fiscal year;

(xi)       Investments consisting of Permitted Acquisitions;

(xii)      Hedging Agreements permitted under clause (xi) of the definition of Permitted Indebtedness;

(xiii)    Parent’s entry into (including payments of premiums in connection therewith), and the performance of obligations under, any Permitted Equity Derivatives in accordance with their terms; and

(xiv)    additional Investments that do not exceed Three Million Dollars ($3,000,000) in the aggregate.

“Permitted Liens” means:

(i)        Liens in favor of Agent or the Lenders;

(ii)       Liens existing on the Closing Date which are disclosed in Schedule 1C to the Disclosure Letter;

(iii)       Liens for Taxes, fees, assessments or other governmental charges or levies, either not delinquent or being contested in good faith by appropriate proceedings; provided, that Borrower maintains adequate reserves therefor in accordance with GAAP (to the extent required thereby);

(iv)      Liens securing claims or demands of materialmen, artisans, mechanics, carriers, warehousemen, landlords and other like Persons arising in the ordinary course of Borrower’s business and imposed without action of such parties; provided, that the payment thereof is not yet sixty (60) days past due;

(v)       Liens arising from judgments, decrees or attachments in circumstances which do not constitute an Event of Default hereunder;

(vi)      deposits to secure the performance of obligations (including by way of deposits to secure letters of credit issued to secure the same) under commercial supply and/or manufacturing agreements and the following deposits, to the extent made in the ordinary course of business: deposits under worker’s compensation, unemployment insurance, social security and other similar laws, or to secure the performance of bids, tenders or contracts (other than for the repayment of borrowed money) or to secure indemnity, performance or other similar bonds for the performance of bids, tenders or contracts (other than for the repayment of borrowed money) or to secure statutory obligations (other than Liens arising under ERISA or environmental Liens) or surety or appeal bonds, or to secure indemnity, performance or other similar bonds;

(vii)      Liens on Equipment or software or other intellectual property or assets constituting purchase money Liens and Liens in connection with capital leases securing Indebtedness permitted in clause (iii) of “Permitted Indebtedness”;

(viii)    Liens incurred in connection with Subordinated Indebtedness;

(ix)      leasehold interests in leases or subleases and licenses or sublicenses granted in the ordinary course of business and not interfering in any material respect with the business of the licensor;

(x)        Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of custom duties that are promptly paid on or before the date they become due;

(xi)       Liens on insurance proceeds securing the payment of financed insurance premiums that are promptly paid on or before the date they become due (provided that such Liens extend only to such insurance proceeds and not to any other property or assets);

(xii)      statutory and common law rights of set-off and other similar rights as to deposits of cash and securities in favor of banks, other depository institutions and brokerage firms;

(xiii)    easements, zoning restrictions, rights-of-way and similar encumbrances on real property imposed by law or arising in the ordinary course of business so long as they do not materially impair the value or marketability of the related property;

(xiv)    (A) Liens on Cash securing obligations permitted under clause (vii) of the definition of Permitted Indebtedness and (B) security deposits in connection with real property leases, the combination of (A) and (B) in an aggregate amount not to exceed One Million Dollars ($1,000,000) at any time;

(xv)      other Liens in an aggregate amount not to exceed One Million Dollars ($ 1,000,000) at any time; provided that such liens be limited to specific assets and not all assets or substantially all assets of any Borrower;

(xvi)    Liens incurred in connection with sales, transfers, licenses, sublicenses, leases, subleases or other dispositions of assets in the ordinary course of business and permitted by Section 7.8 and, in connection therewith, customary rights and restrictions contained in agreements relating to such transactions pending the completion thereof or during the term thereof, and any option or other agreement to sell, transfer, license, sublicense, lease, sublease or dispose of an asset permitted by Section 7.8;

(xvii)   Liens on Cash securing obligations permitted under clause (xiii) of the definition of Permitted Indebtedness; and

(xviii)   Liens incurred in connection with the extension, renewal or refinancing of the Indebtedness secured by Liens of the type described in clauses (i) through (xvii) above; provided, that any extension, renewal or replacement Lien shall be limited to the property encumbered by the existing Lien and the principal amount of the Indebtedness being extended, renewed or refinanced (as may have been reduced by any payment thereon) does not increase.

“Permitted Transfers” means:

(i)       sales, transfers or other dispositions of Inventory in the ordinary course of business,

(ii)	licenses, sublicenses, transfers and similar arrangements for the use of Intellectual Property and related assets in the ordinary course of business, as well as in connection with business development transactions, including collaborations, licensing, partnering or similar transactions with third parties (each, a “Collaboration/Licensing Transaction”) and that may be (a) non-exclusive, (b) exclusive in respects other than territory or (c) exclusive as to territory (including on a worldwide basis) but only (x) as to discreet geographical areas outside of the United States of America, (y) for Non-Core Intellectual Property and/or (z) with respect to (1) a one or more specific disease indications, (2) one or more specific targets, or (3) one or more specific assets or programs, whether or not (in the case of (1) and (2), such targets or disease indications are specified at the time of entry into the Collaboration/Licensing Transaction; provided that, with respect to any Collaboration/Licensing Transaction under the immediately foregoing clause (c), the following shall also be required (1) any exclusivity shall be limited to the specific indication(s), target(s), asset(s) or program(s) to be developed by the counterparty under such Collaboration/Licensing Transaction, or shall be limited only to diseases or indications outside oncology or hematological cancers (2) no such Collaboration/Licensing Transaction can cover in scope an entire disease cohort (e.g. all of cancer) or group of diseases within oncology (including hematological cancers), or targets, indications, assets or programs that together would substantially constitute an entire disease cohort or an entire group of diseases within oncology (including hematological cancers), provided that for clarity, a grant of rights to develop targets, programs or assets for a specified type of cancer (e.g. lung cancer) would not constitute an entire disease cohort or group of diseases, but a grant of rights to “all cancers” or “all solid tumors” would not be a Permitted Transfer, (3) no such Collaboration/Licensing Transaction, in itself and taken together with other Collaboration/Licensing Transactions, shall prevent the Borrower from entering into similar Collaboration/Licensing Transactions with respect to the Borrower’s core, platform Intellectual Property, and (4) no such Collaboration/Licensing Transaction shall exclusively license, dispose of or limit the use of the Borrower’s core, platform Intellectual Property in a manner that would prevent Borrower from licensing such Intellectual Property for other targets, indications, assets or programs.

(iii)	transfers expressly permitted under Section 7.5, 7.6 or 7.7;

(iv)       dispositions on terms and conditions not less favorable to the applicable Loan Party than those that would be obtained in an arms-length transaction of worn-out, obsolete or surplus assets (including without limitation assets that any applicable Loan Party has reasonably determined not to commercialize) at fair market value (as reasonably determined by Parent) or other consideration set forth in any applicable put, call or similar right in any underlying licensing or similar documentation, in each case in the ordinary course of business; and, notwithstanding the foregoing or anything to the contrary, any sales, transfers or other dispositions of Intellectual Property permitted hereunder must be made in accordance with the terms of clause (ii) of this definition;

(v)       the surrender, waiver or settlement of contractual rights in the ordinary course of business, or the surrender, waiver or settlement of claims and litigation claims (whether or not in the ordinary course of business) as long as no Event of Default has occurred and is continuing;

(vi)      transfers of assets to any Loan Party in the ordinary course of business and in a manner that is not adverse to the interests of the Lender;

(vii)      the use of cash and cash equivalents subject to the restrictions and limitations set forth in the Loan Documents; and

(viii)     other transfers of assets having a fair market value of not more than One Million Dollars ($1,000,000) in the aggregate in any fiscal year.

“Person” means any individual, sole proprietorship, partnership, joint venture, trust, unincorporated organization, association, corporation, limited liability company, institution, other entity or government.

“Pledge Agreement” means the Pledge Agreement dated as of the Closing Date between Borrower and Agent, as the same may from time to time be amended, restated, modified or otherwise supplemented.

“Positive Data” means, with respect to any Phase 1 or Phase 2 clinical trial, positive safety and efficacy results which, at Lender’s reasonable discretion, support progression into the next immediate planned step in development.

“Qualified Cash” means the amount of Borrowers’ Cash held in accounts subject to an Account Control Agreement in favor of Agent.

“Qualified Cash A/P Amount” means the amount of Borrowers’ accounts payable under GAAP not paid after the 90th day following the invoice for such account payable.

“Receivables” means (i) all of each Loan Party’s Accounts, Instruments, Documents, Chattel Paper, Supporting Obligations, letters of credit, proceeds of any letter of credit, and Letter of Credit Rights, and (ii) all customer lists, software, and business records related thereto.

“Redemption Conditions” means, with respect to any payment of cash in respect of the principal amount of any Permitted Convertible Debt, satisfaction of each of the following events: (a) no default or Event of Default shall exist or result therefrom, and (b) both immediately before and at all times after such redemption, Borrowers’ Qualified Cash shall be no less than 150% of the outstanding Secured Obligations plus the Qualified Cash A/P Amount.

“Restricted License” means any material License or other agreement with respect to which Borrower is the licensee (a) that prohibits or otherwise restricts Borrower from granting a security interest in Borrower’s interest in such License or agreement or any other property, or (b) for which a default under or termination of could interfere with the Agent’s right to sell any Collateral.

“Required Lenders” means at any time, the holders of more than 50% of the sum of the aggregate unpaid principal amount of the Term Loans then outstanding.

“Requirement of Law” means, as to any Person, the certificate of incorporation and by-laws or other organizational or governing documents of such Person, and any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Sanctioned Country” means, at any time, a country or territory which is the subject or target of any Sanctions.

“Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State, or by the United Nations Security Council, the European Union or any EU member state, (b) any Person operating, organized or resident in a Sanctioned Country or (c) any Person controlled by any such Person.

“Sanctions” means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State, or (b) the United Nations Security Council, the European Union or Her Majesty’s Treasury of the United Kingdom.

“SEC” means the Securities and Exchange Commission.

“Secured Obligations” means each Loan Party’s obligations under this Agreement and any Loan Document, including any obligation to pay any amount now owing or later arising.

“Subordinated Indebtedness” means Indebtedness subordinated to the Secured Obligations in amounts and on terms and conditions satisfactory to Agent in its sole discretion and subject to a subordination agreement in form and substance satisfactory to Agent in its sole discretion.

“Subsequent Financing” means any equity offering of Borrower’s securities for capital raising purposes consummated after the Closing Date which results in aggregate proceeds to Borrower of at least $10,000,000.

“Subsidiary” means an entity, whether a corporation, partnership, limited liability company, joint venture or otherwise, in which any Loan Party owns or controls 50% or more of the outstanding voting securities, including each entity listed on Schedule 1 to the Disclosure Letter.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any governmental authority, including any interest, additions to tax or penalties applicable thereto.

“Term Commitment” means as to any Lender, the obligation of such Lender, if any, to make a Term Loan Advance to Borrowers in a principal amount not to exceed the amount set forth under the heading “Term Commitment” opposite such Lender’s name on Schedule 1.1.

“Term Loan Advance” means each Tranche 1 Advance, Tranche 2 Advance, and any other Term Loan funds advanced under this Agreement.

“Term Loan Interest Rate” means for any day a per annum rate of interest equal to the greater of either (i) 8.85% and (ii) the prime rate as reported in The Wall Street Journal plus 5.60%.

“Term Loan Maturity Date” means October 1, 2024; provided that if such day is not a Business Day, the Term Loan Maturity Date shall be the immediately preceding Business Day.

“Trademark License” means any written agreement granting any right to use any Trademark or Trademark registration, now owned or hereafter acquired by any Loan Party or in which any Loan Party now holds or hereafter acquires any interest.

“Trademarks” means all trademarks (registered, common law or otherwise) and any applications in connection therewith, including registrations, recordings and applications in the United States Patent and Trademark Office or in any similar office or agency of the United States of America, any State thereof, the United Kingdom or any other country or any political subdivision thereof.

“Tranche 1A Commitment” means as to any Lender, the obligation of such Lender, if any, to make a Term Loan Advance to Borrowers in a principal amount not to exceed the amount set forth under the heading “Tranche 1A Commitment” opposite such Lender’s name on Schedule 1.1.

“Tranche 1B Commitment” means as to any Lender, the obligation of such Lender, if any, to make a Term Loan Advance to Borrowers in a principal amount not to exceed the amount set forth under the heading “Tranche 1B Commitment” opposite such Lender’s name on Schedule 1.1.

“Tranche 2 Commitment” means as to any Lender, the obligation of such Lender, if any, to make a Term Loan Advance to Borrowers in a principal amount not to exceed the amount set forth under the heading “Tranche 2 Commitment” opposite such Lender’s name on Schedule 1.1.

“UCC” means the Uniform Commercial Code as the same is, from time to time, in effect in the State of California; provided, that in the event that, by reason of mandatory provisions of law, any or all of the attachment, perfection or priority of, or remedies with respect to, Agent’s Lien on any Collateral is governed by the Uniform Commercial Code as the same is, from time to time, in effect in a jurisdiction other than the State of California, then the term “UCC” shall mean the Uniform Commercial Code as in effect, from time to time, in such other jurisdiction solely for purposes of the provisions thereof relating to such attachment, perfection, priority or remedies and for purposes of definitions related to such provisions.

“UK” means the United Kingdom.

“UK Loan Party” means Parent, BicycleTx, BicycleRD and any other Subsidiary incorporated in England and Wales.

“UK Pensions Regulator” means the body corporate known as the Pensions Regulator and established by Part 1 of the UK Pensions Act 2004.

“UK Insolvency Event” means, in relation to any UK Loan Party, (a) such entity (i) is unable or admits inability to pay its debts as they fall due, (ii) is deemed to, or is declared to, be unable to pay its debts under applicable law, (iii) suspends or threatens to suspend making payments on any of its debts, or (iv) by reason of actual or anticipated financial difficulties, commences negotiations with one or more of its creditors (excluding the Lenders in their capacity as such) with a view to rescheduling any of its indebtedness; (b) the value of the assets of such entity is less than its liabilities (taking into account contingent and prospective liabilities); (c) a moratorium is declared in respect of any indebtedness of any such entity (and if a moratorium occurs, the ending of the moratorium will not remedy any Event of Default caused by that moratorium); (d) any corporate action, legal proceedings or other procedure or step is taken in relation to (i) the suspension of payments, a moratorium of any indebtedness, winding-up, dissolution, administration or reorganization (by way of voluntary arrangement, scheme of arrangement or otherwise) of any such entity, (ii) a composition, compromise, assignment or arrangement with any creditor of any such entity, (iii) the appointment of a liquidator, receiver, administrative receiver, administrator, compulsory manager or other similar officer in respect of any such entity or any of such entity’s assets, or (iv) enforcement of any Collateral over any assets of any such entity, or any analogous procedure or step is taken in any jurisdiction.

“U.S. Person” means any Person that is a “United States person” as defined in Section 7701(a)(30) of the Code.

“VAT” means:

i.	any tax imposed in compliance with the Council Directive of 28 November 2006 on the common system of value added tax (EC Directive 2006/112);
ii.	any tax imposed in compliance with the UK Value Added Tax Act 1994; and
iii.	any other tax of a similar nature to the taxes in (i) and ii above, whether imposed in a member state of the European Union in substitution for, or levied in addition to, such tax referred to in paragraphs i or ii above, or imposed elsewhere.

1.2               The following terms are defined in the Sections or subsections referenced opposite such terms:

Defined Term	Section
Agent	Preamble
Assignee	11.14
Borrower	Preamble
Claims	11.11
Collateral	3.1
Confidential Information	11.13
Cross-Default Reference	Definition of “Permitted
Obligation	Convertible Debt”
End of Term Charge	2.6
Event of Default	9
Financial Statements	7.1
Indemnified Person	6.3
Lenders	Preamble
Liabilities	6.3
Maximum Rate	2.3
Open Source License	5.11
Participant Register	11.8
Prepayment Charge	2.5
Process Letter	Addendum 3
Publicity Materials	11.19
Register	11.7
Regulation	5.16
Rights to Payment	3.1
Tranche 1A Advance	2.2(a)(i)
Tranche 1B Advance	2.2(a)(ii)
Tranche 1 Advance	2.2(a)(ii)
Tranche 2 Advance	2.2(a)(iii)

1.3 Unless otherwise specified, all references in this Agreement or any Annex or Schedule hereto to a “Section,” “subsection,” “Exhibit,” “Annex,” or “Schedule” shall refer to the corresponding Section, subsection, Exhibit, Annex, or Schedule in or to this Agreement or the Disclosure Letter, as applicable. Unless otherwise specifically provided herein, any accounting term used in this Agreement or the other Loan Documents shall have the meaning customarily given such term in accordance with GAAP, and all financial computations hereunder shall be computed in accordance with GAAP, consistently applied. Unless otherwise defined herein or in the other Loan Documents, terms that are used herein or in the other Loan Documents and defined in the UCC shall have the meanings given to them in the UCC. For all purposes under the Loan Documents, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws): (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized on the first date of its existence by the holders of its Equity Interests at such time.

1.4 Currency Exchange. For purposes of any determination under this Agreement measured in Dollars, all amounts incurred, outstanding or proposed to be incurred or outstanding in currencies other than Dollars shall be translated into Dollars at the spot rate for the purchase of Dollars for the applicable foreign currency as published in The Wall Street Journal in the “Exchange Rates” column under the heading “Currency Trading” or as made available by any other source reasonably acceptable to the Agent on the date of such determination; provided, however, that (a) for purposes of determining compliance with respect to the amount of any Indebtedness, transfer, Investment, transaction permitted by Section 7.7 or judgment in a currency other than Dollars, no default or Event of Default shall be deemed to have occurred as a result of changes in rates of exchange occurring after the time such Indebtedness is incurred, or asset disposition, Investment or transaction permitted by Section 7.7 is made, or such judgment entered, and (b) notwithstanding anything herein to the contrary, nothing in this paragraph changes, modifies or alters the obligations of any Loan Party to pay all amounts owed hereunder in the Dollar amount required hereunder notwithstanding any changes or other fluctuations with respect to any currency exchanged into Dollars.

SECTION 2. THE LOAN

2.1             [Reserved]

2.2             Term Loan.

(a)                Advances.

(i)                 Subject to the terms and conditions of this Agreement, the Lenders will severally (and not jointly) make in an amount not to exceed its respective Tranche 1A Commitment, and Borrower agrees to draw, a Term Loan Advance of Fifteen Million and 00/100 Dollars ($15,000,000) on the Closing Date (the “Tranche 1A Advance”).

(ii)               Subject to the terms and conditions of this Agreement, beginning on the Closing Date and continuing through March 15, 2021, Borrower may request and the Lenders shall severally (and not jointly) make in an amount not to exceed its respective Tranche 1B Commitment an additional Term Loan Advance in a principal amount of Fifteen Million and 00/100 Dollars ($15,000,000) (the “Tranche 1B Advance” and together with the Tranche 1A Advance, each a “Tranche 1 Advance”).

(iii)             Subject to the terms and conditions of this Agreement, beginning on the date that Borrower achieves the Performance Milestone and continuing through March 15, 2022, Borrower may request and the Lenders shall severally (and not jointly) make in an amount not to exceed its respective Tranche 2 Commitment an additional Term Loan Advance in a principal amount of Ten Million and No/100 Dollars ($10,000,000) (the “Tranche 2 Advance”). The aggregate outstanding Term Loan Advances may be up to the Maximum Term Loan Amount.

(b)                Advance Request. To obtain a Term Loan Advance, Borrower shall complete, sign and deliver an Advance Request at least one (1) Business Day before the Closing Date and at least five (5) Business Days before each Advance Date other than the Closing Date to Agent. The Lenders shall fund the Term Loan Advance in the manner requested by the Advance Request provided that each of the conditions precedent to such Term Loan Advance is satisfied as of the requested Advance Date.

(c)                Term Loan Interest Rate. The principal balance shall bear interest thereon from such Advance Date in an amount equal to the product of the outstanding Term Loan principal balance multiplied by the Term Loan Interest Rate based on a year consisting of 360 days, with interest computed daily based on the actual number of days elapsed. The Term Loan Interest Rate will float and change on the day the prime rate changes from time to time.

(d)                Payment. Borrowers will pay accrued but unpaid interest on each outstanding Term Loan Advance on the first Business Day of each month, beginning the month after the Advance Date. Borrowers shall repay the aggregate Term Loan principal balance that is outstanding on the day immediately preceding the Amortization Date, in equal monthly installments of principal and interest (mortgage style) beginning on the Amortization Date and continuing on the first Business Day of each month thereafter until the Secured Obligations (other than inchoate indemnity obligations) are repaid. Any remaining outstanding Term Loan principal balance, together with any and all accrued but unpaid interest hereunder, shall be due and payable on the Term Loan Maturity Date. Subject to Addendum 1, Borrowers shall make all payments under this Agreement without setoff, recoupment or deduction and regardless of any counterclaim or defense. Borrowers shall wire in immediately available funds in Dollars to Agent or Lender, as applicable and in each case as specified in writing by Agent or Lender, or Lender will initiate debit entries to Borrowers’ account as authorized on the ACH Authorization, in each case (i) on each payment date of all periodic obligations payable to the Lenders under each Term Loan Advance and (ii) reasonable and documented out-of-pocket legal fees and costs incurred by Agent or the Lenders in connection with Section 11.12 of this Agreement; provided that with respect to clause (i) above, in the event that the Lenders or Agent informs Borrower that the Lenders will not initiate a debit entry to Borrower’s account for a certain amount of the periodic obligations due on a specific payment date, Borrower shall pay to the Lenders such amount of periodic obligations in full in immediately available funds on such payment date; provided, further, that, with respect to clause (i) above, if the Lenders or Agent informs Borrower that the Lenders will not initiate a debit entry as described above later than the date that is three (3) Business Days prior to such payment date, Borrower shall pay to the Lenders such amount of periodic obligations in full in immediately available funds on the date that is three (3) Business Days after the date on which the Lenders or Agent notifies Borrower of such; provided, further, that, with respect to clause (ii) above, in the event that the Lenders or Agent informs Borrower that the Lenders will not initiate a debit entry to Borrower’s account for certain amount of such out-of-pocket legal fees and costs incurred by Agent or the Lenders, Borrower shall pay to the Lenders such amount in full in immediately available funds within three (3) Business Days.

2.3                Maximum Interest. Notwithstanding any provision in this Agreement or any other Loan Document, it is the parties’ intent not to contract for, charge or receive interest at a rate that is greater than the maximum rate permissible by law that a court of competent jurisdiction shall deem applicable hereto (which under the laws of the State of California shall be deemed to be the laws relating to permissible rates of interest on commercial loans) (the “Maximum Rate”). If a court of competent jurisdiction shall finally determine that Borrowers have actually paid to the Lenders an amount of interest in excess of the amount that would have been payable if all of the Secured Obligations had at all times borne interest at the Maximum Rate, then such excess interest actually paid by Borrowers shall be applied as follows: first, to the payment of the Secured Obligations consisting of the outstanding principal; second, after all principal is repaid, to the payment of the Lenders’ accrued interest, costs, expenses, professional fees and any other Secured Obligations; and third, after all Secured Obligations are repaid, the excess (if any) shall be refunded to Borrower.

2.4                Default Interest. In the event any payment is not paid on the scheduled payment date (other than a failure to pay due solely to an administrative or operational error of Agent or Lender or any Loan Party’s bank if such Loan Party had the funds to make the payment when due and makes the payment within three (3) Business Days following such Loan Party’s knowledge of such failure to pay), an amount equal to five percent (5%) of the past due amount shall be payable on demand. In addition, upon the occurrence and during the continuation of an Event of Default hereunder, all Secured Obligations, including principal, interest, compounded interest, and professional fees, shall bear interest at a rate per annum equal to the rate set forth in Section 2.2(c) plus five percent (5%) per annum. In the event any interest is not paid when due hereunder, delinquent interest shall be added to principal and shall bear interest on interest, compounded at the rate set forth in Section 2.2(c) or Section 2.4, as applicable.

2.5                Prepayment. At its sole option upon at least seven (7) Business Days prior notice to Agent, a Borrower (on behalf of itself and all other Borrowers) may prepay all or any portion greater than or equal to Five Million Dollars ($5,000,000) of the outstanding Advances by paying the entire principal balance (or such portion thereof), all accrued and unpaid interest with respect to the principal balance being prepaid, plus all fees and other amounts owing under the Loan Documents at such time, together with a prepayment charge equal to the following percentage of the Advance amount being prepaid if such Advance amounts are prepaid on or prior to the first anniversary of the Closing Date, 2.0%; after the first anniversary of the Closing Date but on or prior to the second anniversary of the Closing Date, 1.50%; and thereafter, 1.0% (each, a “Prepayment Charge”). If at any time a Borrower elects to make a prepayment, and at such time, there are outstanding Advances under multiple Tranches, the Prepayment Charge shall be determined by applying the amount of such prepayment in the following order: First, to the outstanding principal amount (and accrued but unpaid interest thereon) of Advances outstanding under the Tranche with the latest initial funding date; second, to the outstanding principal amount (and accrued but unpaid interest thereon) of Advances outstanding under the Tranche with the next latest initial funding date and so on until the entire principal balance of all Advances made hereunder (and all accrued but unpaid interest thereon) is paid in full. Borrowers agree that the Prepayment Charge is a reasonable calculation of the Lenders’ lost profits in view of the difficulties and impracticality of determining actual damages resulting from an early repayment of the Advances. Borrowers shall prepay the outstanding amount of all principal and accrued interest of all Advances plus all other fees and amounts owing under the Loan Documents through the prepayment date and the Prepayment Charge upon the occurrence of a Change in Control. Notwithstanding the foregoing, Agent and the Lenders agree to waive the Prepayment Charge if Agent and a Lender or any affiliate of Agent or a Lender (in its sole discretion) agree in writing to refinance the Advances prior to the Term Loan Maturity Date. Any amounts paid under this Section after the occurrence of an event of default shall be applied by Agent to the then unpaid amount of any Secured Obligations (including principal and interest) in such order and priority as Agent may choose in its sole discretion. In connection with any prepayment of all outstanding Secured Obligations in accordance with the terms herein (other than inchoate indemnity obligations and any other obligations that survive the term of this agreement), Agent and Lender shall terminate this Agreement and the Term Commitments upon such repayment of all outstanding Secured Obligations by written notice to Agent and Lender.

2.6                End of Term Charge.

(a)                On any date that Borrowers partially prepay the outstanding Secured Obligations pursuant to Section 2.5, Borrowers shall pay the Lenders a charge of five percent (5.0%) of such Term Loan Advances being prepaid.

(b)                On the earliest to occur of (i) the Term Loan Maturity Date, (ii) the date that Borrower prepays the outstanding Secured Obligations (other than any inchoate indemnity obligations and any other obligations which, by their terms, are to survive the termination of this Agreement) in full, or (iii) the date that the Secured Obligations become due and payable in accordance with this Agreement, Borrower shall pay the Lenders a charge of (x) the greater of (A) $1,500,000 and (B) five percent (5.0%) of the aggregate principal amount of Advances funded minus (y) the aggregate amount of payments made pursuant to Section 2.6(a) (collectively with any charge made pursuant to Section 2.6(a), the “End of Term Charge”). Notwithstanding the required payment date of such End of Term Charge, the applicable pro rata portion of the End of Term Charge shall be deemed earned by the Lenders as of the date a Term Loan Advance is made.

2.7               Pro Rata Treatment. Each payment (including prepayment) on account of any fee and any reduction of the Term Loan Advances shall be made pro rata according to the Term Commitments of the relevant Lender.

2.8               Taxes; Increased Costs. The Loan Parties, the Agent and the Lenders each hereby agree to the terms and conditions set forth on Addendum 1 attached hereto.

2.9               Treatment of Prepayment Charge and End of Term Charge. Each Loan Party agrees that any Prepayment Charge and any End of Term Charge payable prior to the Term Loan Maturity Date shall be presumed to be the liquidated damages sustained by each Lender as the result of the early termination, and each Loan Party agrees that it is reasonable under the circumstances currently existing and existing as of the Closing Date. The Prepayment Charge and the End of Term Charge shall also be payable in the event the Secured Obligations (and/or this Agreement) are satisfied or released by foreclosure (whether by power of judicial proceeding), deed in lieu of foreclosure, or by any other means. Each Loan Party expressly waives (to the fullest extent it may lawfully do so) the provisions of any present or future statute or law that prohibits or may prohibit the collection of the foregoing Prepayment Charge and End of Term Charge in connection with any such acceleration. Each Loan Party agrees (to the fullest extent that each may lawfully do so): (a) each of the Prepayment Charge and the End of Term Charge is reasonable and is the product of an arm’s length transaction between sophisticated business people, ably represented by counsel; (b) each of the Prepayment Charge and the End of Term Charge shall be payable notwithstanding the then prevailing market rates at the time payment is made; (c) there has been a course of conduct between the Lenders and each Loan Party giving specific consideration in this transaction for such agreement to pay the Prepayment Charge and the End of Term Charge as a charge (and not interest) in the event of prepayment or acceleration; (d) each Loan Party shall be estopped from claiming differently than as agreed to in this paragraph. Each Loan Party expressly acknowledges that their agreement to pay each of the Prepayment Charge and the End of Term Charge to the Lenders as herein described was on the Closing Date and continues to be a material inducement to the Lenders to provide the Term Loans.

SECTION 3. SECURITY INTEREST

3.1               As security for the prompt and complete payment when due (whether on the payment dates or otherwise) of all the Secured Obligations, each Loan Party grants to Agent a security interest in all of such Loan Party’s right, title, and interest in and to the following personal property whether now owned or hereafter acquired (collectively, the “Collateral”): (a) Receivables; (b) Equipment; (c) Fixtures; (d) General Intangibles (other than Intellectual Property); (e) Inventory; (f) Investment Property; (g) Deposit Accounts; (h) Cash; (i) Goods; and (j) all other tangible and intangible personal property of such Loan Party whether now or hereafter owned or existing, leased, consigned by or to, or acquired by, such Loan Party and wherever located, and any of such Loan Party’s property in the possession or under the control of Agent; and, to the extent not otherwise included, all Proceeds of each of the foregoing and all accessions to, substitutions and replacements for, and rents, profits and products of each of the foregoing. The Collateral shall not include Intellectual Property; provided, however, the Collateral shall include all Accounts and General Intangibles that consist of rights to payment and proceeds from the sale, licensing or disposition of all or any part, or rights in, the Intellectual Property (the “Rights to Payment”). Notwithstanding the foregoing, if a judicial authority (including a U.S. Bankruptcy Court) holds that a security interest in the underlying Intellectual Property is necessary to have a security interest in the Rights to Payment, then the Collateral shall automatically, and effective as of the date of this Agreement, include the Intellectual Property to the extent necessary to permit perfection of Agent’s security interest in the Rights to Payment.

3.2                Notwithstanding the broad grant of the security interest set forth in Section 3.1, above, the UCC Collateral shall not include (i) any property, right or asset held by any Loan Party to the extent that a grant of a security interest therein is prohibited by any Requirement of Law of a Governmental Authority or constitutes a breach or default under or results in the termination of or requires any consent not obtained under, any contract, license, agreement, instrument or other document evidencing or giving rise to such property, right or asset, except (A) to the extent that the terms in such contract, license, instrument or other document providing for such prohibition, breach, default or termination, or requiring such consent are not permitted under this Agreement or (B) to the extent that such Requirement of Law or the term in such contract, license, agreement, instrument or other document providing for such prohibition, breach, default or termination or requiring such consent is ineffective under Section 9406, 9407, 9408 or 9409 of the UCC (or any successor provision or provisions) of any relevant jurisdiction or any other applicable law (including the Bankruptcy Code of the United States); provided, however, that such security interest shall attach immediately at such time as such Requirement of Law is not effective or applicable, or such prohibition, breach, default or termination is no longer applicable or is waived, and to the extent severable, shall attach immediately to any portion of the Collateral that does not result in such consequences, (ii) any Excluded Accounts, (iii) the assets of any non-wholly owned subsidiaries pursuant to customary restrictions and conditions contained in agreements governing joint ventures or strategic alliances in the ordinary course of business, provided that the applicable Loan Party has exercised its good faith best efforts to not agree to such contractual limitations; and (iv) interests in joint ventures that constitute Permitted Investments pursuant to customary restrictions and conditions contained in agreements governing such joint ventures in the ordinary course of business, provided that the applicable Loan Party has exercised its good faith best efforts to not agree to such contractual limitations.

3.3                If this Agreement is terminated in accordance with its terms, Agent’s Lien in the Collateral shall continue until the Secured Obligations (other than inchoate indemnity obligations) are paid in full in accordance with the terms of this Agreement. At such time, the Collateral shall be released from the Liens created hereby, this Agreement and all obligations (other than those expressly stated to survive such termination) of the Agent, Lender and each Loan Party hereunder shall terminate. Agent shall execute such documents, return any Collateral held by Agent hereunder and take such other steps as are reasonably necessary to accomplish the foregoing, all at the Loan Parties’ sole cost and expense.

SECTION 4. CONDITIONS PRECEDENT TO LOAN

The obligations of the Lenders to make the Loan hereunder are subject to the satisfaction by Borrowers of the following conditions:

4.1              Initial Advance. On or prior to the Closing Date, Borrower shall have delivered to Agent the following:

(a)                other than as permitted pursuant to Schedule 4.4 of the Disclosure Letter, executed copies of the Loan Documents, Account Control Agreements, and all other documents and instruments reasonably required by Agent, that are required to be delivered on the Closing Date, to effectuate the transactions contemplated hereby or to create and perfect the Liens of Agent with respect to all Collateral, in all cases in form and substance reasonably acceptable to Agent;

(b)                a legal opinion of Borrowers’ United States and Agent’s English counsel in form and substance reasonably acceptable to Agent;

(c)                certified copy of resolutions of each Loan Party’s Board of Directors evidencing approval of the Loan and other transactions evidenced by the Loan Documents;

(d)               certified copies of the constitutional documents and the bylaws, as amended through the Closing Date, of each Loan Party;

(e)                other than in respect of a UK Loan Party, a certificate of good standing (or equivalent thereof) for each Loan Party from its jurisdiction of organization and similar certificates from all other jurisdictions in which it does business and where the failure to be qualified would have a Material Adverse Effect;

(f)                 payment of the Due Diligence Fee, Facility Charge and reimbursement of Agent’s and Lender’s current expenses reimbursable pursuant to this Agreement, which amounts may be deducted from the initial Advance;

(g)                [reserved];

(h)                in respect of each UK Loan Party, a certificate signed by a director (i) confirming that borrowing or guaranteeing or securing, as appropriate, the Term Commitment would not cause any borrowing, guarantee, security or similar limit binding on any Loan Party to be exceeded and (ii) certifying that each copy document relating to it specified in this Section 4.1 is correct, complete and in full force and effect and has not been amended or superseded as at a date no earlier than the date of this Agreement; and

(i)	such other documents as Agent may reasonably request.

4.2               All Advances. On or prior to each Advance Date:

(a)                Agent shall have received (i) an Advance Request for the relevant Advance as required by Section 2.2(b), each duly executed by a Borrower’s Chief Executive Officer or Chief Financial Officer or any other duly authorized officer or director, and (ii) any other documents Agent may reasonably request in its good faith business judgment.

(b)                The representations and warranties set forth in this Agreement shall be true and correct in all material respects on and as of the Advance Date with the same effect as though made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date.

(c)                The Loan Parties shall be in compliance with all the terms and provisions set forth herein and in each other Loan Document on its part to be observed or performed, and at the time of and immediately after such Advance no Event of Default shall have occurred and be continuing.

(d)                [RESERVED].

(e)                Each Advance Request shall be deemed to constitute a representation and warranty by such Borrower on the relevant Advance Date as to the matters specified in paragraphs (b) and (c) of this Section 4.2 and as to the matters set forth in the Advance Request.

4.3                No Default. As of the Closing Date and each Advance Date, (i) no fact or condition exists that would (or would, with the passage of time, the giving of notice, or both) constitute an Event of Default and (ii) no event that has had or would reasonably be expected to have a Material Adverse Effect has occurred and is continuing.

4.4                Post-Close Obligations. Each Loan Party agrees to deliver all items as required under Schedule 4.4 to the Disclosure Letter.

SECTION 5. REPRESENTATIONS AND WARRANTIES OF THE LOAN PARTIES

Each Loan Party represents and warrants that:

5.1                 Corporate Status. Each Loan Party is duly incorporated and/or organized, legally existing and, where applicable, in good standing under the laws of (a) England and Wales (with respect to each UK Loan Party), and (b) Delaware (with respect to Bicycle US), as applicable, and is duly qualified as a foreign corporation or other entity in all jurisdictions in which the nature of its business or location of its properties require such qualifications and where the failure to be qualified would reasonably be expected to have a Material Adverse Effect. Each Loan Party’s present name, former names (if any), locations, place of formation, tax identification number, organizational identification number and other information are correctly set forth in Exhibit B to the Disclosure Letter, as may be updated by the Loan Parties in a written notice (including any Compliance Certificate) provided to Agent after the Closing Date.

5.2               Collateral. Each Loan Party owns the Collateral and the Intellectual Property, free of all Liens, except for Permitted Liens. Each Loan Party has the power and authority to grant to Agent a Lien in the Collateral as security for the Secured Obligations.

5.3               Consents. Each Loan Party’s execution, delivery and performance of this Agreement and all other Loan Documents, (i) have been duly authorized by all necessary corporate action of such Loan Party, (ii) will not result in the creation or imposition of any Lien upon the Collateral, other than Permitted Liens and the Liens created by this Agreement and the other Loan Documents, (iii) do not violate any provisions of such Loan Party’s constitutional documents, or other organizational or governing documents (as applicable), bylaws, or any law, regulation, order, injunction, judgment, decree or writ to which such Loan Party is subject and (iv) do not violate any material contract or material agreement or require the consent or approval of any other Person which has not already been obtained. The individual or individuals executing the Loan Documents are duly authorized to do so.

5.4               Material Adverse Effect. No event that has had or would reasonably be expected to have a Material Adverse Effect has occurred and is continuing. No Loan Party is aware of any event likely to occur that is reasonably expected to result in a Material Adverse Effect.

5.5               Actions Before Governmental Authorities. There are no actions, suits or proceedings at law or in equity or by or before any Governmental Authority now pending or, to the knowledge of any Loan Party, threatened in writing against any Loan Party or its property, that is reasonably expected to result in a Material Adverse Effect.

5.6               Laws. No Loan Party nor any of its Subsidiaries is in violation of any law, rule or regulation, or in default with respect to any judgment, writ, injunction or decree of any Governmental Authority, where such violation or default is reasonably expected to result in a Material Adverse Effect. No Loan Party is in default in any manner under any provision of any agreement or instrument evidencing material Indebtedness, or any other material agreement to which it is a party or by which it is bound.

No Loan Party nor any of its Subsidiaries is required to register as an “investment company” or a company “controlled” by an “investment company” under the Investment Company Act of 1940, as amended. No Loan Party nor any of its Subsidiaries is engaged as one of its important activities in extending credit for margin stock (under Regulations X, T and U of the Federal Reserve Board of Governors). Each Loan Party and each of its Subsidiaries has complied in all material respects with the Federal Fair Labor Standards Act. No Loan Party nor any of its Subsidiaries is a “holding company” or an “affiliate” of a “holding company” or a “subsidiary company” of a “holding company” as each term is defined and used in the Public Utility Holding Company Act of 2005. No Loan Party’s nor any of its Subsidiaries’ properties or assets has been used by such Loan Party or such Subsidiary or, to any Loan Party’s knowledge, by previous Persons, in disposing, producing, storing, treating, or transporting any hazardous substance other than in material compliance with applicable laws. Each Loan Party and each of its Subsidiaries has obtained all material consents, approvals and authorizations of, made all declarations or filings with, and given all notices to, all Governmental Authorities that are necessary to continue their respective businesses as currently conducted.

No Loan Party, nor any of its Subsidiaries, or to any Loan Party’s knowledge any of its or its Subsidiaries’ Affiliates or any of their respective agents acting or benefiting in any capacity in connection with the transactions contemplated by this Agreement is (i) in violation of any Anti- Terrorism Law, (ii) engaging in or conspiring to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law, or (iii) is a Blocked Person. No Loan Party, nor any of its Subsidiaries, or to the knowledge of any Loan Party, any of their Affiliates or agents, acting or benefiting in any capacity in connection with the transactions contemplated by this Agreement, (x) conducts any business or engages in making or receiving any contribution of funds, goods or services to or for the benefit of any Blocked Person, or (y) deals in, or otherwise engages in any transaction relating to, any property or interest in property blocked pursuant to Executive Order No. 13224, any similar executive order or other Anti-Terrorism Law. None of the funds to be provided under this Agreement will be used, directly or indirectly, (a) for any activities in violation of any applicable anti-money laundering, economic sanctions and anti-bribery laws and regulations laws and regulations or (b) for any payment to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended.

5.7               Information Correct and Current. No written information, report, Advance Request, financial statement, exhibit or schedule furnished, by or on behalf of any Loan Party to Agent in connection with any Loan Document or included therein or delivered pursuant thereto contained, or, when taken as a whole, contains or will contain any material misstatement of fact or, when taken together with all other such written information or documents, omitted, omits or will omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were, are or will be made, not materially misleading at the time such statement was made or deemed made. Additionally, any and all financial or business projections provided by the Loan Parties to Agent, whether prior to or after the Closing Date, shall be (i) provided in good faith and based on the most current data and information available to the Loan Parties at the time prepared, and (ii) the most current of such projections provided to such Loan Party’s Board of Directors (it being understood that such projections are subject to significant uncertainties and contingencies, many of which are beyond the control of the Loan Parties, that no assurance is given that any particular projections will be realized, that actual results may differ).

5.8               Tax Matters. Except those being contested in good faith and for which adequate reserves are maintained in accordance with GAAP, (a) each Loan Party (and each of its Subsidiaries) has filed all material federal, state, local and non-U.S. Tax returns that it is required to file, (b) each Loan Party (and each of its Subsidiaries) has duly paid all material Taxes or installments thereof (including any interest or penalties), (c) each Loan Party (and each of its Subsidiaries) has paid or fully reserved for any material Tax assessment received by it which remains unpaid, if any (including any Taxes being contested in good faith and by appropriate proceedings), and (d) to the best of each Loan Party’s (or any of its Subsidiaries’, as applicable) knowledge, no proposed or pending Tax assessments, deficiencies, audits or other proceedings with respect to any Loan Party (or any of its Subsidiaries) have had, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

5.9               No filing or Stamp Taxes. Under the laws of the Loan Parties’ jurisdictions of incorporation it is not necessary that the Loan Documents be filed, recorded or enrolled with any court or other authority in that jurisdiction or that any stamp, registration, notarial or similar Taxes or fees be paid on or in relation to the Loan Documents or the transactions contemplated by the Loan Documents.

5.10                Intellectual Property Claims. Each Loan Party is the sole owner of, or otherwise has the right to use, the Intellectual Property material to its business. Except as described on Schedule 5.10 to the Disclosure Letter (as may be supplemented by disclosures provided in the Compliance Certificate), (i) each of the material Copyrights, Trademarks and Patents is valid and enforceable, (ii) no material part of the Intellectual Property has been judged invalid or unenforceable, in whole or in part, and (iii) no written claim has been made to a Loan Party that any material part of the Intellectual Property violates the rights of any third party. Exhibit C to the Disclosure Letter is a true, correct and complete list of the Loan Parties’ Patents, registered Trademarks, registered Copyrights, and material agreements under which a Loan Party licenses Intellectual Property from third parties (other than shrink-wrap software licenses or ordinary course services agreements granting rights to a Loan Party in connection with such services or deliverables arising from such services agreements), together with application or registration numbers, as applicable, owned by a Loan Party, in each case as of the Closing Date. No Loan Party is in material breach of, nor has any Loan Party failed to perform any material obligations under, any of the foregoing contracts, licenses or agreements and, except as may be supplemented by disclosures provided in the Compliance Certificate, to Borrowers’ knowledge, no third party to any such contract, license or agreement is in material breach thereof or has failed to perform any material obligations thereunder.

5.11                Intellectual Property. Except as described on Schedule 5.11 to the Disclosure Letter, the Loan Parties have all material rights with respect to Intellectual Property necessary for or material in the operation or conduct of the Loan Parties’ business as currently conducted and proposed to be conducted by the Loan Parties. Without limiting the generality of the foregoing, and in the case of Licenses, except for restrictions that are unenforceable under Division 9 of the UCC or other applicable law, the Loan Parties have the right, to the extent required to operate their business, to freely transfer, license or assign Intellectual Property necessary for or material in the operation or conduct of their business as currently conducted and proposed to be conducted by them, without condition, restriction or payment of any kind (other than license payments (including royalties, milestones and similar payments) in the ordinary course of business) to any third party, and the Loan Parties own or have the right to use, pursuant to valid licenses, all software development tools, library functions, compilers and all other third-party software and other items that are necessary for their business and used in the design, development, promotion, sale, license, manufacture, import, export, use or distribution of Borrower Products except customary covenants in inbound license agreements and equipment leases where a Loan Party is the licensee or lessee. No Loan Party is party to, nor is it bound by, any Restricted License.

5.12                Borrower Products. Except as described on Schedule 5.11 to the Disclosure Letter, no material Intellectual Property owned by any Loan Party or Borrower Product has been or is subject to any actual or, to the knowledge of the Loan Parties, threatened in writing litigation, proceeding (including any proceeding in the United States Patent and Trademark Office or any corresponding foreign office or agency) or outstanding decree, order, judgment, settlement agreement or stipulation that restricts in any material manner Borrower’s use, transfer or licensing thereof or that may affect the validity, use or enforceability thereof. There is no decree, order, judgment, agreement, stipulation, arbitral award or other provision entered into in connection with any litigation or proceeding that obligates any Loan Party to grant licenses or ownership interest in any material future Intellectual Property related to the operation or conduct of the business of the Loan Parties or Borrower Products. As of the Closing Date, no Loan Party has received any written notice or claim, or, to the knowledge of the Loan Parties, oral notice or claim, challenging or questioning their ownership in any Intellectual Property (or written notice of any claim challenging or questioning the ownership in any licensed Intellectual Property of the owner thereof) or suggesting that any third party has any claim of legal or beneficial ownership with respect thereto nor, to the Loan Parties’ knowledge, is there a reasonable basis for any such claim. To Loan Parties’ knowledge, no Loan Party’s use of its Intellectual Property or the production and sale of Borrower Products infringes the valid Intellectual Property or other rights of others in any material respect.

5.13                Financial Accounts. Exhibit D to the Disclosure Letter, as may be updated by Loan Parties in a written notice provided to Agent after the Closing Date, is a true, correct and complete list of (a) all banks and other financial institutions at which any Loan Party or any Subsidiary maintains Deposit Accounts and (b) all institutions at which any Loan Party or any Subsidiary maintains an account holding Investment Property, and such exhibit correctly identifies the name, address and telephone number of each bank or other institution, the name in which the account is held, a description of the purpose of the account, and the complete account number therefor.

5.14                Employee Loans. Except as permitted hereunder, no Loan Party has outstanding loans to any employee, officer or director of such Loan Party nor has any Loan Party guaranteed the payment of any loan made to an employee, officer or director of such Loan Party by a third party.

5.15                Capitalization and Subsidiaries. The Loan Parties do not own any stock, partnership interest or other securities of any Person, except for Permitted Investments. Attached as Schedule 1 to the Disclosure Letter, as may be updated by Loan Parties in a written notice provided after the Closing Date, is a true, correct and complete list of each direct and indirect Subsidiary of Parent.

5.16                Centre of Main Interests and Establishments. For the purposes of Regulation (EU) 2015/848 of 20 May 2015 on insolvency proceedings (recast) (the “Regulation”), each UK Loan Party’s centre of main interest (as that term is used in Article 3(1) of the Regulation) is situated in England and Wales and it has no “establishment” (as that term is used in Article 2(10) of the Regulation) in any other jurisdiction.

5.17                Pensions. (a) No UK Loan Party, nor any of its Subsidiaries is, nor has it at any time been, an employer (for the purposes of sections 38 to 51 of the UK Pensions Act 2004) of an occupational pension scheme which is not a money purchase scheme (both terms as defined in the UK Pensions Schemes Act 1993); and (b) no UK Loan Party, nor any of its Subsidiaries is, nor has it at any time been, “connected” with or an “associate” of (as those terms are used in sections 38 and 43 of the UK Pensions Act 2004) such an employer.

5.18                People with Significant Control Regime. Each Loan Party shall (and Parent shall ensure that each of its Subsidiaries will): (a) within the relevant timeframe, comply with any notice it receives pursuant to Part 21A of the Companies Act 2006 from any UK Loan Party; and (b) promptly provide the Agent with a copy of that notice.

SECTION 6. INSURANCE; INDEMNIFICATION

6.1 Coverage. The Loan Parties shall cause to be carried and maintained commercial general liability insurance, on an occurrence form, against risks customarily insured against in the Loan Parties’ line of business. Such risks shall include the risks of bodily injury, including death, property damage, personal injury, advertising injury, and contractual liability per the terms of the indemnification agreement found in Section 6.3. The Loan Parties must maintain a minimum of 30 $2,000,000 (or foreign currency equivalent, if applicable, of commercial general liability insurance for each occurrence. The Loan Parties have and agree to maintain a minimum of $2,000,000 (or foreign currency equivalent, if applicable) of directors’ and officers’ insurance for each occurrence and $5,000,000 (or foreign currency equivalent, if applicable) in the aggregate. So long as there are any Secured Obligations (other than inchoate indemnity obligations) outstanding, the Loan Parties shall also cause to be carried and maintained insurance upon the Collateral, insuring against all risks of physical loss or damage howsoever caused, in an amount not less than the full replacement cost of the Collateral, provided that such insurance may be subject to standard exceptions and deductibles. If any Loan Party fails to obtain the insurance called for by this Section 6.1 or fails to pay any premium thereon or fails to pay any other amount which the Loan Parties are obligated to pay under this Agreement or any other Loan Document or which may be required to preserve the Collateral, Agent may obtain such insurance or make such payment, and all amounts so paid by Agent are immediately due and payable, bearing interest at the then highest rate applicable to the Secured Obligations, and secured by the Collateral. Agent will make reasonable efforts to provide the Loan Parties with notice of Agent obtaining such insurance at the time it is obtained or within a reasonable time thereafter. No payments by Agent are deemed an agreement to make similar payments in the future or Agent’s waiver of any Event of Default.

6.2               Certificates. The Loan Parties (other than any UK Loan Party) shall deliver to Agent certificates of insurance that evidence its compliance with its insurance obligations in Section 6.1 and the obligations contained in this Section 6.2. The Loan Parties’ insurance certificate shall state Agent (shown as “Hercules Capital, Inc.”, as “Agent”) is an additional insured for commercial general liability, and a loss payee for all risk property damage insurance, subject to the insurer’s approval. Other than as permitted pursuant to Schedule 4.4 to the Disclosure Letter, attached to the certificates of insurance will be additional insured endorsements for liability and lender’s loss payable endorsements for all risk property damage insurance. All certificates of insurance will provide for a minimum of thirty (30) days advance written notice to Agent of cancellation (other than cancellation for non-payment of premiums, for which ten (10) days’ advance written notice shall be sufficient). Any failure of Agent to scrutinize such insurance certificates for compliance is not a waiver of any of Agent’s rights, all of which are reserved. The Loan Parties shall provide Agent with copies of each insurance policy and agree that upon entering or amending any insurance policy required hereunder, the Loan Parties shall provide Agent with copies of such policies and shall promptly deliver to Agent updated insurance certificates with respect to such policies.

6.3               Indemnity. Each Loan Party agrees to indemnify and hold Agent, the Lenders and their officers, directors, employees, agents, in-house attorneys, representatives and shareholders (each, an “Indemnified Person”) harmless from and against any and all claims, costs, expenses, damages and liabilities (including such claims, costs, expenses, damages and liabilities based on liability in tort, including strict liability in tort), including reasonable attorneys’ fees and disbursements and other costs of investigation or defense (including those incurred upon any appeal) (collectively, “Liabilities”), that may be instituted or asserted against or incurred by such Indemnified Person as the result of credit having been extended, suspended or terminated under this Agreement and the other Loan Documents or the administration of such credit, or in connection with or arising out of the transactions contemplated hereunder and thereunder, or any actions or failures to act in connection therewith, or arising out of the disposition or utilization of the Collateral, excluding in all cases Liabilities to the extent resulting solely from any Indemnified Person’s gross negligence or willful misconduct. Each Loan Party agrees to pay, and to save Agent and Lender harmless from, any and all liabilities with respect to, or resulting from any delay in paying, any and all UK stamp duty that may be payable or determined to be payable with respect to the execution, delivery, performance, enforcement or registration of any of the Collateral or the Loan Documents. In no event shall any Loan Party or any Indemnified Person be liable on any theory of liability for any special, indirect, consequential or punitive damages (including any loss of profits, business or anticipated savings) . This Section 6.3 shall survive the repayment of indebtedness under, and otherwise shall survive the expiration or other termination of, this Agreement.

SECTION 7. COVENANTS OF THE LOAN PARTIES

Each Loan Party agrees as follows:

7.1 Financial Reports. The Loan Parties shall furnish to Agent the financial statements and reports listed hereinafter (the “Financial Statements”):

(a)                within thirty (30) days after the end of each month, unaudited interim and year-to-date financial statements of Parent as of the end of such month (prepared on a consolidated basis), including balance sheet and related statement of income accompanied by a report detailing any material contingencies (including the commencement of any material litigation by or against Borrower) or any other occurrence that could reasonably be expected to have a Material Adverse Effect, all certified by Parent’s Chief Executive Officer, Chief Financial Officer or principal accounting officer or any other duly authorized officer or director to the effect that they have been prepared in accordance with GAAP, except (i) for the absence of footnotes, (ii) that they are subject to normal year-end adjustments, and (iii) they do not contain certain non-cash items that are customarily included in quarterly and annual financial statements;

(b)                within forty-five (45) days after the end of each of the first three fiscal quarters of Parent’s fiscal year, unaudited interim and year-to-date financial statements as of the end of such calendar quarter (prepared on a consolidated basis), including balance sheet and related statements of income and cash flows accompanied by a report detailing any material contingencies (including the commencement of any material litigation by or against Borrower, certified by Parent’s Chief Executive Officer, Chief Financial Officer or principal accounting officer or other duly authorized officer or director to the effect that they have been prepared in accordance with GAAP, except (i) for the absence of footnotes, and (ii) that they are subject to normal year-end adjustments;

(c)                within ninety (90) days after the end of each fiscal year of Parent, unqualified audited financial statements of Parent as of the end of such year (prepared on a consolidated basis), including balance sheet and related statements of income and cash flows, and setting forth in comparative form the corresponding figures for the preceding fiscal year, certified by a firm of independent certified public accountants selected by Parent, accompanied by any management report from such accountants;

(d)                together with each set of financial statements delivered pursuant to Section 7.1(a), (b) or (c), a Compliance Certificate;

(e)                promptly after the sending or filing thereof, as the case may be, copies of any proxy statements, financial statements or reports that Parent has made available to holders of any series of its Equity Interests generally and copies of any regular, periodic and special reports or registration statements that Parent files with the SEC or any governmental authority that may be substituted therefor, or any national securities exchange;

(f)                 promptly following each meeting of any Loan Party’s Board of Directors, copies of all presentation materials and minutes relating to research, clinical development, regulatory activities, and commercial timelines that each Loan Party provides to its directors in connection with meetings of such Board of Directors, provided that all in all cases such Loan Party may exclude any information or materials related to executive compensation, confidential information, any attorney-client privileged information and any information that would raise a conflict of interest with Agent or Lenders, and minutes and other materials prepared exclusively for executive sessions of the independent directors and committees of such Board of Directors;

(g)                within ten (10) days after their approval by Parent’s Board of Directors, and in any event, within sixty (60) days after the end of Parent’s fiscal year, financial and business projections as approved by Parent’s Board of Directors, as well as budgets, operating plans and other financial information reasonably requested by Agent; and

(h)                immediate notice if any Loan Party or any Subsidiary has knowledge that any Loan Party, or any Subsidiary or Affiliate of any Loan Party, is listed on the OFAC Lists or (a) is convicted on, (b) pleads nolo contendere to, (c) is indicted on, or (d) is arraigned and held over on charges involving money laundering or predicate crimes to money laundering.

(i)                 No Loan Party shall make any change in its (a) accounting policies or reporting practices other than to the extent required or otherwise contemplated by GAAP, the SEC, the PCAOB or other applicable regulatory requirements or (b) fiscal years or fiscal quarters. The fiscal year of Parent shall end on December 31.

(j)                 The executed Compliance Certificate and all Financial Statements required to be delivered pursuant to clauses (a), (b), (c) and (d) shall be sent via e-mail to financialstatements@htgc.com with a copy to legal@htgc.com and bjadot@htgc.com, mbowden@htgc.com and mdutra@htgc.com, provided, that if e-mail is not available or sending such Financial Statements via e-mail is not possible, they shall be faxed to Agent at: (650) 473-9194, attention Account Manager: Bicycle Therapeutics plc.

(k)                Notwithstanding the foregoing, documents required to be delivered under Sections 7.1(a), (b), (c), (e) or (h) (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date on which Parent files such documents with the SEC and such documents are publicly available on the SEC’s EDGAR filing system or any successor thereto.

7.2               Management Rights. The Loan Parties shall permit any representative that Agent or the Lenders authorizes, including its attorneys and accountants, to inspect the Collateral and examine and make copies and abstracts of the books of account and records of the Loan Parties at reasonable times and upon reasonable notice during normal business hours; provided, however, that so long as no Event of Default has occurred and is continuing, such examinations shall be limited to no more often than once per fiscal year. In addition, any such representative shall have the right to meet with management and officers of the Loan Parties to discuss such books of account and records. In addition, Agent or the Lenders shall be entitled at reasonable times and intervals to consult with and advise the management and officers of the Loan Parties concerning significant business issues affecting Borrower. Such consultations shall not unreasonably interfere with the Loan Parties’ business operations. The parties intend that the rights granted Agent and the Lenders shall constitute “management rights” within the meaning of 29 C.F.R. Section 2510.3 - 101(d)(3)(ii), but that any advice, recommendations or participation by Agent or the Lenders with respect to any business issues shall not be deemed to give Agent or the Lenders, nor be deemed an exercise by Agent or the Lenders of, control over the Loan Parties’ management or policies.

7.3               Further Assurances. Each Loan Party shall from time to time execute, deliver and file, alone or with Agent, any financing statements, security agreements, collateral assignments, notices, control agreements, or other documents to perfect or give the highest priority to Agent’s Lien on the Collateral, as required under Section 3. Each Loan Party shall from time to time procure any instruments or documents as may be reasonably requested by Agent, and take all further action that may be necessary, or that Agent may reasonably request, to perfect and protect the Liens granted hereby and thereby. In addition, and for such purposes only, each Loan Party hereby authorizes Agent to execute and deliver on its behalf and to file such financing statements (including an indication that the financing statement covers “all assets or all personal property” of such Loan Party in accordance with Section 9-504 of the UCC), collateral assignments, notices, control agreements, security agreements and other documents without the signature of any Loan Party either in Agent’s name or in the name of Agent as agent and attorney-in-fact for the Loan Parties. Each Loan Party shall protect and defend its title to the Collateral and Agent’s Lien thereon against all Persons claiming any interest adverse to such Loan Party or Agent other than Permitted Liens.

7.4                Indebtedness. No Loan Party shall create, incur, assume, guarantee nor be or remain liable with respect to any Indebtedness, or permit any Subsidiary so to do, other than Permitted Indebtedness, or prepay any Indebtedness or take any actions which impose on any Loan Party an obligation to prepay any Indebtedness, except for (a) the conversion of Indebtedness into equity securities and the payment of cash in lieu of fractional shares in connection with such conversion, (b) in connection with refinancing or replacement Indebtedness, (c) (i) purchase money Indebtedness pursuant to its then-applicable payment schedule or (ii) Indebtedness owed under corporate credit cards to the extent constituting Permitted Indebtedness and prepaid in the ordinary course of business, (d) prepayment by any Subsidiary of (i) inter-company Indebtedness owed by such Subsidiary to any Loan Party, or (ii) if such Subsidiary is not a Loan Party, intercompany Indebtedness owed by such Subsidiary to another Subsidiary that is not a Loan Party, (e) trade debt incurred in the ordinary course of business or (f) as otherwise permitted hereunder or approved in writing by Agent.

Notwithstanding anything to the contrary in the foregoing, the issuance of, performance of obligations under (including any payments of interest), and conversion, exercise, repurchase, redemption (including, for the avoidance of doubt, a required repurchase in connection with the redemption of Permitted Convertible Debt upon satisfaction of a condition related to the stock price of the ADSs), settlement or early termination or cancellation of (whether in whole or in part and including by netting or set-off) (in each case, whether in cash, ADSs or, following a merger event or other change of the ADSs or Ordinary Shares, other securities or property), or the satisfaction of any condition that would permit or require any of the foregoing, any Permitted Convertible Debt shall not constitute a prepayment of Indebtedness by Parent for the purposes of this Section 7.4; provided that principal payments in cash (other than cash in lieu of fractional shares) shall only be allowed if the Redemption Conditions are satisfied in respect of such payment and at all times after such payment; provided further that, to the extent both (a) the aggregate amount of cash payable upon conversion or payment of any Permitted Convertible Debt (excluding any required payment of interest with respect to such Permitted Convertible Debt and excluding any payment of cash in lieu of a fractional share due upon conversion thereof) exceeds the aggregate principal amount thereof and (b) such conversion or payment does not trigger or correspond to an exercise or early unwind or settlement of a corresponding portion of the Permitted Equity Derivatives relating to such Permitted Convertible Debt (including, for the avoidance of doubt, the case where there are no Permitted Equity Derivatives relating to such Permitted Convertible Debt), the payment of such excess cash shall not be permitted by the preceding sentence.

Notwithstanding the foregoing, Parent may repurchase, exchange or induce the conversion of Permitted Convertible Debt by delivery of shares of ADSs and/or a different series of Permitted Convertible Debt and/or by payment of cash (in an amount that does not exceed the proceeds received by Parent from the substantially concurrent issuance of ADSs and/or Permitted Convertible Debt plus the net cash proceeds, if any, received by Parent pursuant to the related exercise or early unwind or termination of the related Permitted Equity Derivatives, if any, pursuant to the immediately following proviso); provided that, substantially concurrently with, or a commercially reasonable period of time before or after, the related settlement date for the Permitted Convertible Debt that is so repurchased, exchanged or converted, Parent shall exercise or unwind or terminate early (whether in cash, shares or any combination thereof) the portion of the Permitted Equity Derivatives, if any, corresponding to such Permitted Convertible Debt that are so repurchased, exchanged or converted.

7.5 Collateral. Each Loan Party shall at all times keep the Collateral, the Intellectual Property and all other property and assets used in such Loan Party’s business or in which such Loan Party now or hereafter holds any interest free and clear from any legal process or Liens whatsoever (except for Permitted Liens), and shall give Agent prompt written notice of any Liens affecting the Collateral (except for Permitted Liens), the Intellectual Property, or such other property and assets, and prompt written notice of any legal process that is reasonably likely to result in damages, expenses or liabilities in excess of $1,000,000 affecting the Collateral, Intellectual Property and such other property and assets. No Loan Party shall agree with any Person other than Agent or Lenders not to encumber its Collateral other than pursuant to (a) any agreements governing any purchase money Liens or capital lease obligations otherwise permitted hereby (in which case, any prohibition or limitation shall only be effective against the assets financed thereby), (b) customary restrictions on the assignment of leases, licenses and other agreements and (c) customary restrictions on assets subject to Liens permitted under subsection (xiv) of the definition of “Permitted Liens”. No Loan Party shall enter into or suffer to exist or become effective any agreement that prohibits or limits the ability of any Loan Party to create, incur, assume or suffer to exist any Lien upon any of its Intellectual Property, whether now owned or hereafter acquired, to secure its obligations under the Loan Documents to which it is a party other than pursuant to (i) this Agreement and the other Loan Documents, (ii) any agreements governing any purchase money Liens or capital lease obligations otherwise permitted hereby (in which case, any prohibition or limitation shall only be effective against the assets financed thereby) or (iii) customary restrictions on the assignment, sublicense, or sublease of leases, licenses and other agreements, (iv) customary restrictions in licensing or collaboration, co - development and co-marketing agreements relating to such Intellectual Property provided that such restrictions do not prohibit the Liens granted to the Agent pursuant to the Loan Documents, and (v) customary restrictions and conditions contained in agreements governing joint ventures or strategic alliances in the ordinary course of business; provided that, in each case, the applicable Loan Party has exercised its good faith best efforts to not agree to such contractual limitations.

Each Loan Party shall cause its Subsidiaries to use commercially reasonable efforts to protect and defend such Subsidiary’s title to its assets from and against all Persons claiming any interest adverse to such Subsidiary, and each Loan Party shall cause its Subsidiaries at all times to keep such Subsidiary’s property and assets free and clear from any legal process or Liens whatsoever (except for Permitted Liens or as otherwise permitted by this Section 7.5), and shall give Agent prompt written notice of any Liens (other than Permitted Liens) affecting such Subsidiary’s assets and prompt written notice of any legal process that is reasonably like to result in damages, expenses or liabilities in excess of $500,000.

7.6 Investments. No Loan Party shall directly or indirectly acquire or own, or make any Investment in or to any Person, or permit any of its Subsidiaries to do so, other than Permitted Investments unless the Secured Obligations (other than inchoate indemnity obligations any other obligations which, by their terms, are to survive the termination of the Agreement) are repaid in full concurrently with such Investment.

Notwithstanding the foregoing, and for the avoidance of doubt, this Section 7.6 shall not prohibit the conversion by holders of (including any payment upon conversion, whether in cash, ADSs or a combination thereof), or required payment of any principal or premium on (including, for the avoidance of doubt, in respect of a required repurchase in connection with the redemption of Permitted Convertible Debt upon satisfaction of a condition related to the stock price of the ADSs) or required payment of any interest with respect to, any Permitted Convertible Debt in each case, in accordance with the terms of the indenture governing such Permitted Convertible Debt; provided that principal payments in cash (other than cash in lieu of fractional shares) shall only be allowed if the Redemption Conditions are satisfied in respect of such payment and at all times after such payment; provided further that, to the extent both (a) the aggregate amount of cash payable upon conversion or payment of any Permitted Convertible Debt (excluding any required payment of interest with respect to such Permitted Convertible Debt and excluding any payment of cash in lieu of a fractional share due upon conversion thereof) exceeds the aggregate principal amount thereof and (b) such conversion or payment does not trigger or correspond to an exercise or early unwind or settlement of a corresponding portion of the Permitted Equity Derivatives relating to such Permitted Convertible Debt (including, for the avoidance of doubt, the case where there are no Permitted Equity Derivatives relating to such Permitted Convertible Debt), the payment of such excess cash shall not be permitted by the preceding sentence.

Notwithstanding the foregoing, Parent may repurchase, exchange or induce the conversion of Permitted Convertible Debt by delivery of ADSs and/or a different series of Permitted Convertible Debt and/or by payment of cash (in an amount that does not exceed the proceeds received by Parent from the substantially concurrent issuance of ADSs and/or Permitted Convertible Debt plus the net cash proceeds, if any, received by Parent pursuant to the related exercise or early unwind or termination of the related Permitted Equity Derivatives, if any, pursuant to the immediately following proviso); provided that, substantially concurrently with, or a commercially reasonable period of time before or after, the related settlement date for the Permitted Convertible Debt that is so repurchased, exchanged or converted, Parent shall exercise or unwind or terminate early (whether in cash, shares or any combination thereof) the portion of the Permitted Equity Derivatives, if any, corresponding to such Permitted Convertible Debt that are so repurchased, exchanged or converted.

7.7 Distributions. No Loan Party shall, and shall not allow any Subsidiary to, (a) repurchase or redeem any class of shares, stock or other Equity Interest other than pursuant to employee, director or consultant repurchase plans or other similar agreements, provided, however, in each case the aggregate repurchase or redemption consideration does not exceed the original consideration paid for such shares, stock or other Equity Interests; (b) declare or pay any cash dividend or make a cash distribution on any class of shares, stock or other Equity Interest, except that a Subsidiary may pay dividends or make distributions to any Loan Party; (c) lend money to any employees, officers or directors or guarantee the payment of any such loans granted by a third party in excess of Five Hundred Thousand Dollars ($500,000) in the aggregate; or (d) waive, release or forgive any Indebtedness (other than Indebtedness represented by a Permitted Investment made pursuant to clause (vii) thereof) owed by any employees, officers or directors in excess of Five Hundred Thousand Dollars ($500,000) in the aggregate in any fiscal year.

Notwithstanding the foregoing, and for the avoidance of doubt, this Section 7.7 shall not prohibit the conversion by holders of (including any payment upon conversion, whether in cash, ADSs or a combination thereof), or required payment of any principal or premium on (including, for the avoidance of doubt, in respect of a required repurchase in connection with the redemption of Permitted Convertible Debt upon satisfaction of a condition related to the stock price of the ADSs) or required payment of any interest with respect to, any Permitted Convertible Debt in each case, in accordance with the terms of the indenture governing such Permitted Convertible Debt; provided that principal payments in cash (other than cash in lieu of fractional shares) shall only be allowed if the Redemption Conditions are satisfied in respect of such payment and at all times after such payment; provided further that, to the extent both (a) the aggregate amount of cash payable upon conversion or payment of any Permitted Convertible Debt (excluding any required payment of interest with respect to such Permitted Convertible Debt and excluding any payment of cash in lieu of a fractional share due upon conversion thereof) exceeds the aggregate principal amount thereof and (b) such conversion or payment does not trigger or correspond to an exercise or early unwind or settlement of a corresponding portion of the Permitted Equity Derivatives relating to such Permitted Convertible Debt (including, for the avoidance of doubt, the case where there are no Permitted Equity Derivatives relating to such Permitted Convertible Debt), the payment of such excess cash shall not be permitted by the preceding sentence.

Notwithstanding the foregoing, Parent may repurchase, exchange or induce the conversion of Permitted Convertible Debt by delivery of ADSs and/or a different series of Permitted Convertible Debt and/or by payment of cash (in an amount that does not exceed the proceeds received by Parent from the substantially concurrent issuance of ADSs and/or Permitted Convertible Debt plus the net cash proceeds, if any, received by Parent pursuant to the related exercise or early unwind or termination of the related Permitted Equity Derivatives, if any, pursuant to the immediately following proviso); provided that, substantially concurrently with, or a commercially reasonable period of time before or after, the related settlement date for the Permitted Convertible Debt that is so repurchased, exchanged or converted, Parent shall exercise or unwind or terminate early (whether in cash, shares or any combination thereof) the portion of the Permitted Equity Derivatives, if any, corresponding to such Permitted Convertible Debt that are so repurchased, exchanged or converted.

7.8                Transfers. Except for Permitted Transfers, no Loan Party shall, and shall not allow any Subsidiary to, voluntarily or involuntarily transfer, sell, lease, license, lend or in any other manner convey any equitable, beneficial or legal interest in any material portion of its assets.

7.9                Mergers and Consolidations. No Loan Party shall merge or consolidate, or permit any of its Subsidiaries to merge or consolidate, with or into any other business organization (other than mergers or consolidations of (a) a Subsidiary which is not a Loan Party into another Subsidiary or into a Loan Party or (b) a Loan Party into another Loan Party), unless the Secured Obligations (other than inchoate indemnity obligations any other obligations which, by their terms, are to survive the termination of the Agreement) are repaid in full concurrently with such merger or consolidation.

7.10            Taxes. Each Loan Party shall, and shall cause each of its Subsidiaries to, pay when due all material Taxes, fees and other charges of any nature whatsoever now or hereafter imposed or assessed (i) against any Loan Party, any of its Subsidiaries or the Collateral or (ii) upon such Loan Party’s or any of its Subsidiaries’ ownership, possession, use, operation or disposition of the Collateral or upon any Loan Party’s or any of its Subsidiaries’ rents, receipts or earnings arising therefrom. Each Loan Party shall, and shall cause each of its Subsidiaries to, accurately file on or before the due date therefor all material Tax returns (including any Tax returns in respect of the Collateral). Notwithstanding the foregoing, any Loan Party may contest, in good faith and by appropriate proceedings, Taxes for which such Loan Party maintains adequate reserves therefor in accordance with GAAP.

7.11            Corporate Changes. No Loan Party nor any Subsidiary shall change its corporate name, legal form or jurisdiction of formation without twenty (20) days’ prior written notice to Agent. No Change in Control shall occur without concurrent payment in full of all outstanding Secured Obligations (other than any inchoate indemnity obligations and any other obligations which, by their terms, are to survive the termination of this Agreement). No Loan Party nor any Subsidiary shall relocate its chief executive office or its principal place of business unless it has provided prior written notice to Agent. No Loan Party nor any Subsidiary shall relocate any item of Collateral (other than (w) clinical drug supplies utilized in the ordinary course of business, (x) sales of assets made in accordance with Section 7.8, (y) relocations of assets having an aggregate value of up to Five Hundred Thousand Dollars ($500,000) in any fiscal year, and (z) relocations of Collateral from a location described on Exhibit B to the Disclosure Letter to another location described on Exhibit B to the Disclosure Letter) unless (i) it has provided prompt written notice to Agent, (ii) such relocation is within the United Kingdom (with respect to the UK Loan Parties), or the continental United States of America (with respect to Bicycle US) and, (iii) if such relocation is to a third party bailee, if not prohibited by applicable law, it has delivered a bailee agreement in form and substance reasonably acceptable to Agent.

7.12            Deposit Accounts. Other than Excluded Accounts, no Loan Party nor any Subsidiary shall maintain any Deposit Accounts, or accounts holding Investment Property, except with respect to which Agent has (i) an Account Control Agreement or (ii) such other agreement or arrangement as a result of which the Agent shall have a first priority perfected security interest therein or as may be otherwise acceptable to Agent for Deposit Accounts and accounts holding Investment Property outside of the United States of America.

7.13            Each Loan Party shall notify Agent of each Subsidiary formed subsequent to the Closing Date and, within (i) fifteen (15) days of formation, shall cause any such Subsidiary, unless otherwise consented to by Agent, to execute and deliver to Agent a Joinder Agreement.

7.14            Redemption Conditions. If Parent makes cash payment in respect of Permitted Convertible Debt subject to satisfaction of the Redemption Conditions, Borrowers shall, at all times thereafter, maintain Qualified Cash in the amount required by the defined term “Redemption Conditions”.

7.15            Notification of Event of Default. Parent shall notify Agent promptly, and in any event within two (2) Business Days, of the occurrence of any Event of Default.

7.16             [RESERVED]

7.17            Use of Proceeds. Borrower agrees that the proceeds of the Loans shall be used solely to pay related fees and expenses in connection with this Agreement and for working capital and/or general corporate purposes. The proceeds of the Loans will not be used in violation of Anti-Corruption Laws or applicable Sanctions.

7.18            [RESERVED]

7.19            Compliance with Laws. Each Loan Party shall maintain, and shall cause its Subsidiaries to maintain, compliance in all material respect with all applicable material laws, rules or regulations (including any law, rule or regulation with respect to the making or brokering of loans or financial accommodations), and shall, or cause its Subsidiaries to, obtain and maintain all required governmental authorizations, approvals, licenses, franchises, permits or registrations reasonably necessary in connection with the conduct of such Loan Party’s business.

(a)                No Loan Party nor any of its Subsidiaries shall, nor shall any Loan Party or any of its Subsidiaries permit any Affiliate under Parent’s direct or indirect control to, directly or indirectly, knowingly enter into any documents, instruments, agreements or contracts with any Person listed on the OFAC Lists. No Loan Party nor any of its Subsidiaries shall, nor shall any Loan Party or any of its Subsidiaries, permit any Affiliate under Parent’s direct or indirect control to, directly or indirectly, (i) conduct any business or engage in any transaction or dealing with any Blocked Person, including, without limitation, the making or receiving of any contribution of funds, goods or services to or for the benefit of any Blocked Person, (ii) deal in, or otherwise engage in any transaction relating to, any property or interests in property blocked pursuant to Executive Order No. 13224 or any similar executive order or other Anti-Terrorism Law, or (iii) engage in or conspire to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in Executive Order No. 13224 or other Anti-Terrorism Law.

(b)                Each Loan Party has implemented and maintains in effect policies and procedures designed to ensure compliance by the each Loan Party, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions, and each Loan Party, its Subsidiaries and their respective officers and employees and to the knowledge of each Loan Party its directors and agents, are in compliance with Anti-Corruption Laws and applicable Sanctions in all material respects.

(c)                No Loan Party nor any of its Subsidiaries or any of their respective directors, officers or employees, or to the knowledge of any Loan Party, any agent for any Loan Party or its Subsidiaries that will act in any capacity in connection with or benefit from the credit facility established hereby, is a Sanctioned Person. No Loan, use of proceeds or other transaction contemplated by this Agreement will violate Anti-Corruption Laws or applicable Sanctions.

7.20            COMI. No UK Loan Party nor any other Subsidiary of any Loan Party whose jurisdiction of incorporation or organization is in a member state of the European Union shall change its “centre of main interests” (as that term is used in Article 3(1) of the Regulation).

7.21            Intellectual Property. Each Loan Party shall (i) protect, defend and maintain the validity and enforceability of its Intellectual Property material to such loan party’s business; (ii) promptly advise Agent in writing of material infringements of its Intellectual Property; and (iii) not allow any Intellectual Property material to such Loan Party’s business to be abandoned, forfeited or dedicated to the public without Agent’s written consent.

7.22 No Loan Party shall, and shall not allow any Subsidiary to, directly or indirectly, enter into or permit to exist any transaction of any kind with any Affiliate of any Loan Party or such Subsidiary on terms that are less favorable to such Loan Party or such Subsidiary, as the case may be, than those that might be obtained in an arm’s length transaction from a Person who is not an Affiliate of any Loan Party or such Subsidiary, other than Permitted Acquisitions and Permitted Transfers.

SECTION 8. RIGHT TO INVEST

8.1 The Lenders or their assignee or nominee shall have the right, in its discretion, to participate in any Subsequent Financing in an amount of up to $2,000,000 on the same terms, conditions and pricing afforded to others participating in any such Subsequent Financing (subject to compliance with applicable securities laws and the rules of any stock exchange).

SECTION 9. EVENTS OF DEFAULT

The occurrence of any one or more of the following events shall be an Event of Default:

9.1                Payments. Any Loan Party fails to pay any amount due under this Agreement or any of the other Loan Documents on the due date; provided, however, that an Event of Default shall not occur on account of a failure to pay due solely to an administrative or operational error of Agent or the Lenders or any Loan Party’s bank if such Loan Party had the funds to make the payment when due and makes the payment within three (3) Business Days following such Loan Party’s knowledge of such failure to pay; or

9.2                Covenants. Any Loan Party breaches or defaults in the performance of any covenant or Secured Obligation under this Agreement, or any of the other Loan Documents, and (a)   with respect to a default under any covenant under this Agreement (other than under Sections 4.4, 6, 7.4, 7.5, 7.6, 7.7, 7.8, 7.9, 7.14, 7.15, 7.17, 7.19, 7.21, and 7.22), any other Loan Document, such default continues for more than twenty (20) days after the earlier of the date on which (i) Agent or the Lenders has given notice of such default to the Loan Parties and (ii) any Loan Party has actual knowledge of such default or (b) with respect to a default under any of Sections 4.4, 6, 7.4, 7.5, 7.6, 7.7, 7.8, 7.9, 7.14, 7.15, 7.17, 7.19, 7.21, and 7.22, the occurrence of such default; or

9.3                Material Adverse Effect. A circumstance has occurred that could reasonably be expected to have a Material Adverse Effect; provided that, solely for purposes of this Section 9.3, the following events shall not, in each case in and of itself, constitute a Material Adverse Effect: (a) adverse results or delays in any nonclinical or clinical trial, (b) the failure to achieve any clinical or non-clinical trial goals or objectives, including without limitation, the failure to demonstrate the desired safety or efficacy of any drug or companion diagnostic, (c) the denial, delay or limitation of approval of, or taking of any other regulatory action by the FDA with respect to any drug or companion diagnostic, (d) a change in or discontinuation of a strategic partnership or other collaboration or license arrangement so long as the same does not affect the ability of Borrowers to perform the Secured Obligations, or (e) failure to achieve Performance Milestone I, Performance Milestone II, Performance Milestone III, or Performance Milestone IV, so long as the same does not affect the ability of Borrowers to perform the Secured Obligations; or

9.4                Representations. Any representation or warranty made by any Loan Party in any Loan Document shall have been false or misleading in any material respect when made or when deemed made; or

9.5                Insolvency. An Insolvency Event occurs with respect to any Loan Party; or

9.6                Attachments; Judgments. Any material portion of the assets of the Loan Parties, taken as a whole, is attached or seized, or a levy is filed against any such assets, or a judgment or judgments is/are entered for the payment of money (not covered by independent third party insurance as to which liability has not been rejected by such insurance carrier), individually or in the aggregate, of at least One Million Dollars ($1,000,000), and such judgment remains unsatisfied, unvacated, or unstayed for a period of twenty (20) days after the entry thereof, or any Loan Party is enjoined or in any way prevented by court order from conducting any material part of its business; or

9.7                Other Obligations. The occurrence of any default (after giving effect to any grace or cure period) under any agreement or obligation of any Loan Party involving any Indebtedness in excess of One Million Dollars ($1,000,000), which has resulted in a right by the holder of such Indebtedness, whether or not exercised, to accelerate the maturity of such Indebtedness; or any early payment is required or unwinding or termination occurs with respect to any Permitted Equity Derivatives, or any condition giving rise to the foregoing is met, in each case, with respect to which Borrower or its Affiliate is the “affected party” or “defaulting party” under the terms of such Equity Derivatives, if a Material Adverse Effect could reasonably be expected to result from such default, early payment, unwinding or termination.

9.8                Stop Trade. At any time, an SEC stop trade order or NASDAQ market trading suspension of the ADSs shall be in effect for five (5) consecutive days or five (5) days during a period of ten (10) consecutive days, excluding in all cases a suspension of all trading on a public market, provided that Borrower shall not have been able to cure such trading suspension within thirty (30) days of the notice thereof or list the ADSs on another public market within sixty (60) days of such notice.

9.9                   Expropriation. The authority or ability of the Loan Parties to conduct their business is limited or wholly or substantially curtailed by any seizure, expropriation, nationalization, intervention, restriction or other action by or on behalf of any governmental, regulatory or other authority or other Person in relation to the Loan Parties or any of their respective assets; or

9.10               Pensions. The UK Pensions Regulator issues a Financial Support Direction or a Contribution Notice is issued to any Loan Party or any of their Subsidiaries, unless the aggregate liability of the UK Loan Parties and their Subsidiaries under all Financial Support Directions and Contributions Notices is less than Five Hundred Thousand Dollars ($500,000).

SECTION 10. REMEDIES

10.1            General. Upon and during the continuance of any one or more Events of Default, (i)   Agent may, and at the direction of the Required Lenders shall, accelerate and demand payment of all or any part of the Secured Obligations together with a Prepayment Charge and declare them to be immediately due and payable (provided, that upon the occurrence of an Event of Default of the type described in Section 9.5, all of the Secured Obligations (including, without limitation, the Prepayment Charge and the End of Term Charge) shall automatically be accelerated and made due and payable, in each case without any further notice or act), (ii) Agent may, and at the direction of the Required Lenders shall, sign and file in any Loan Party’s (other than a UK Loan Party’s) name any and all collateral assignments, notices, control agreements, security agreements and other documents it deems necessary or appropriate to perfect or protect the repayment of the Secured Obligations, and in furtherance thereof, each Loan Party (other than a UK Loan Party) hereby grants Agent an irrevocable power of attorney coupled with an interest, and (iii) Agent may notify any of any Loan Party’s (other than a UK Loan Party’s) account debtors to make payment directly to Agent, compromise the amount of any such account on such Loan Party’s (other than a UK Loan Party’s) behalf and endorse Agent’s name without recourse on any such payment for deposit directly to Agent’s account. Agent may exercise all rights and remedies with respect to the Collateral under the Loan Documents or otherwise available to it under the UCC and other applicable law, including the right to release, hold, sell, lease, liquidate, collect, realize upon, or otherwise dispose of all or any part of the Collateral and the right to occupy, utilize, process and commingle the Collateral. The Agent shall be entitled to exercise any and all rights and remedies set forth in the Loan Documents. All Agent’s rights and remedies shall be cumulative and not exclusive.

10.2             Collection; Foreclosure. Subject to the English Security Documents, upon the occurrence and during the continuance of any Event of Default, Agent may, and at the direction of the Required Lenders shall, at any time or from time to time, apply, collect, liquidate, sell in one or more sales, lease or otherwise dispose of, any or all of the Collateral, in its then condition or following any commercially reasonable preparation or processing, in such order as Agent may elect. Any such sale may be made either at public or private sale at its place of business or elsewhere. Each Loan Party agrees that any such public or private sale may occur upon ten (10) calendar days’ prior written notice to such Loan Party. Agent may require any Loan Party to assemble the Collateral and make it available to Agent at a place designated by Agent that is reasonably convenient to Agent and such Loan Party. The proceeds of any sale, disposition or other realization upon all or any part of the Collateral shall be applied by Agent in the following order of priorities:

(a)                First, to Agent and the Lenders in an amount sufficient to pay in full Agent’s and the Lenders’ reasonable costs and professionals’ and advisors’ fees and expenses as described in Section 11.12;

(b)                Second, to the Lenders in an amount equal to the then unpaid amount of the Secured Obligations (including principal, interest, and the Default Rate interest), in such order and priority as Agent may choose in its sole discretion; and

(c)                Finally, after the full and final payment in Cash of all of the Secured Obligations (other than inchoate obligations), to any creditor holding a junior Lien on the Collateral, or to the Loan Parties or their representatives or as a court of competent jurisdiction may direct.

Agent shall be deemed to have acted reasonably in the custody, preservation and disposition of any of the Collateral if it complies with the obligations of a secured party under the UCC.

10.3             No Waiver. Agent shall be under no obligation to marshal any of the Collateral for the benefit of the Loan Parties or any other Person, and each Loan Party expressly waives all rights, if any, to require Agent to marshal any Collateral.

10.4             Cumulative Remedies. The rights, powers and remedies of Agent hereunder shall be in addition to all rights, powers and remedies given by statute or rule of law and are cumulative. The exercise of any one or more of the rights, powers and remedies provided herein shall not be construed as a waiver of or election of remedies with respect to any other rights, powers and remedies of Agent.

SECTION 11. MISCELLANEOUS

11.1            Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under such law, such provision shall be ineffective only to the extent and duration of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

11.2            Notice. Except as otherwise provided herein, any notice, demand, request, consent, approval, declaration, service of process or other communication (including the delivery of Financial Statements) that is required, contemplated, or permitted under the Loan Documents or with respect to the subject matter hereof shall be in writing, and shall be deemed to have been validly served, given, delivered, and received upon the earlier of: (i) the day of transmission by electronic mail or hand delivery or delivery by an overnight express service or overnight mail delivery service; or (ii) the third calendar day after deposit in the United States of America mails, with proper first class postage prepaid, in each case addressed to the party to be notified as follows:

(a)                If to Agent:

HERCULES CAPITAL, INC.

Legal Department

Attention: Chief Legal Officer and Bryan Jadot

400 Hamilton Avenue, Suite 310

Palo Alto, CA 94301

email: legal@htgc.com and bjadot@htgc.com

Telephone: 650-289-3060

(b)       If to the Lenders:

HERCULES CAPITAL, INC.

Legal Department

Attention: Chief Legal Officer and Bryan Jadot

400 Hamilton Avenue, Suite 310

Palo Alto, CA 94301

email: legal@htgc.com and bjadot@htgc.com

Telephone: 650-289-3060

(c)       If to any Loan Party:

BICYCLE THERAPEUTICS PLC

B900, Babraham Research Campus

Cambridge, UK

CB22 3AT

Attention: Lee Kalowski

email: lee.kalowski@bicycletx.com

or to such other address as each party may designate for itself by like notice.

11.3            Entire Agreement; Amendments.

(a)                This Agreement and the other Loan Documents constitute the entire agreement and understanding of the parties hereto in respect of the subject matter hereof and thereof, and supersede and replace in their entirety any prior proposals, term sheets, non-disclosure or confidentiality agreements, letters, negotiations or other documents or agreements, whether written or oral, with respect to the subject matter hereof or thereof (including Agent’s revised proposal letter dated August 30, 2020 and the Non-Disclosure Agreement).

(b)                Neither this Agreement, any other Loan Document, nor any terms hereof or thereof may be amended, supplemented or modified except in accordance with the provisions of this Section 11.3(b). The Required Lenders and each Loan Party party to the relevant Loan Document may, or, with the written consent of the Required Lenders, the Agent and the Loan Parties party to the relevant Loan Document may, from time to time, (i) enter into written amendments, supplements or modifications hereto and to the other Loan Documents for the purpose of adding any provisions to this Agreement or the other Loan Documents or changing in any manner the rights of the Lenders or of the Loan Parties hereunder or thereunder or (ii) waive, on such terms and conditions as the Required Lenders or the Agent, as the case may be, may specify in such instrument, any of the requirements of this Agreement or the other Loan Documents or any default or Event of Default and its consequences; provided, however, that no such waiver and no such amendment, supplement or modification shall (A) forgive the principal amount or extend the final scheduled date of maturity of any Loan, extend the scheduled date of any amortization payment in respect of any Term Loan, reduce the stated rate of any interest (or fee payable hereunder) or extend the scheduled date of any payment thereof, in each case without the written consent of each Lender directly affected thereby; (B) eliminate or reduce the voting rights of any Lender under this Section 11.3(b) without the written consent of such Lender; (C) reduce any percentage specified in the definition of Required Lenders, consent to the assignment or transfer by the Loan Parties of any of their rights and obligations under this Agreement and the other Loan Documents, release all or substantially all of the Collateral or release a Loan Party from its obligations under the Loan Documents, in each case without the written consent of all Lenders; or (D) amend, modify or waive any provision of Section 11.18 or Addendum 2 without the written consent of the Agent. Any such waiver and any such amendment, supplement or modification shall apply equally to each Lender and shall be binding upon the Loan Parties, the Lender, the Agent and all future holders of the Loans.

11.4            No Strict Construction. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.

11.5            No Waiver. The powers conferred upon Agent and the Lenders by this Agreement are solely to protect its rights hereunder and under the other Loan Documents and its interest in the Collateral and shall not impose any duty upon Agent or the Lenders to exercise any such powers. No omission or delay by Agent or the Lenders at any time to enforce any right or remedy reserved to it, or to require performance of any of the terms, covenants or provisions hereof by the Loan Parties at any time designated, shall be a waiver of any such right or remedy to which Agent or the Lenders is entitled, nor shall it in any way affect the right of Agent or the Lenders to enforce such provisions thereafter.

11.6            Survival. All agreements, representations and warranties contained in this Agreement and the other Loan Documents or in any document delivered pursuant hereto or thereto shall be for the benefit of Agent and the Lenders and shall survive the execution and delivery of this Agreement. Sections 6.3, 11.14, 11.15 and 11.18 shall survive the termination of this Agreement.

11.7            Successors and Assigns; Participations.

(a)                The provisions of this Agreement and the other Loan Documents shall inure to the benefit of and be binding on each Loan Party and its permitted assigns (if any). No Loan Party shall assign its obligations under this Agreement or any of the other Loan Documents without Agent’s express prior written consent, and any such attempted assignment shall be void and of no effect. Subject to acceptance and recording in the Register, Agent and the Lenders may assign, transfer, or endorse its rights hereunder and under the other Loan Documents without prior notice to Borrower, and all of such rights shall inure to the benefit of Agent’s and the Lenders’ successors and assigns; provided that as long as no Event of Default has occurred and is continuing, neither Agent nor any Lender may assign, transfer or endorse its rights hereunder or under the Loan Documents to any party that is a direct competitor of any Loan Party (as reasonably determined by Agent in consultation with the Loan Parties), it being acknowledged that in all cases, any transfer to an Affiliate of any Lender or Agent shall be allowed. Notwithstanding the foregoing, (x) in connection with any assignment by a Lender as a result of a forced divestiture at the request of any regulatory agency, the restrictions set forth herein shall not apply and Agent and the Lenders may assign, transfer or indorse its rights hereunder and under the other Loan Documents to any Person or party and (y) in connection with a Lender’s own financing or securitization transactions, the restrictions set forth herein shall not apply and Agent and the Lenders may assign, transfer or indorse its rights hereunder and under the other Loan Documents to any Person or party providing such financing or formed to undertake such securitization transaction and any transferee of such Person or party upon the occurrence of a default, event of default or similar occurrence with respect to such financing or securitization transaction; provided that no such sale, transfer, pledge or assignment under this clause (y) shall release such Lender from any of its obligations hereunder or substitute any such Person or party for such Lender as a party hereto until Agent shall have received and accepted an effective assignment agreement from such Person or party in form satisfactory to Agent executed, delivered and fully completed by the applicable parties thereto, and shall have received such other information regarding such assignee as Agent reasonably shall require. The Agent, acting solely for this purpose as an agent of Borrowers, shall maintain at one of its offices in the United States a register for the recordation of the names and addresses of the Lender(s), and the Term Commitments of, and principal amounts (and stated interest) of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Loan Parties, the Agent and the Lender(s) shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by Borrowers and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(b)                Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of Borrowers, maintain a register on which it enters the name and address of each participant and the principal amounts (and stated interest) of each participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any participant or any information relating to a participant’s interest in any commitments, loans, its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Agent (in its capacity as Agent) shall have no responsibility for maintaining a Participant Register. The Loan Parties agree that each participant shall be entitled to the benefits of the provisions in Addendum 1 attached hereto (subject to the requirements and limitations therein, including the requirements under Section 7 of Addendum 1 attached hereto (it being understood that the documentation required under Section 7 of Addendum 1 attached hereto shall be delivered to the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 11.7(a); provided that such participant shall not be entitled to receive any greater payment under Addendum 1 attached hereto, with respect to any participation, than its participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a change in law that occurs after the participant acquired the applicable participation.

11.8            Exposure Transfers. Subject to Section 11.7, no Lender shall enter into any arrangement with another person under which such Lender substantially transfers its exposure under this Agreement to that other person, unless under such arrangement throughout the life of such arrangement:

(a)                relationship between the Lender and that other person is that of a debtor and creditor (including in the bankruptcy or similar event of the Lender or any Loan Party);

(b)                the other person will have no proprietary interest in the benefit of this Agreement or in any monies received by the Lender under or in relation to this Agreement; and

(c)                the other person will under no circumstances (other than permitted transfers and assignments under Section 11.7) (y) be subrogated to, or substituted in respect of, the Lender’s claims under this Agreement; and (z) have otherwise any contractual relationship with, or rights against, the Loan Parties under or in relation to this Agreement.

11.9            Governing Law. This Agreement and the other Loan Documents have been negotiated and delivered to Agent and the Lenders in the State of California, and shall have been accepted by Agent and the Lenders in the State of California. Payment to Agent and the Lenders by the Loan Parties of the Secured Obligations is due in the State of California. This Agreement and the other Loan Documents (other than the English Security Documents and such other Loan Documents as expressly state the contrary) shall be governed by, and construed and enforced in accordance with, the laws of the State of California, excluding conflict of laws principles that would cause the application of laws of any other jurisdiction.

11.10        Consent to Jurisdiction and Venue. All judicial proceedings (to the extent that the reference requirement of Section 11.11 is not applicable) arising in or under or related to this Agreement or any of the other Loan Documents may be brought in any state or federal court located in the State of California. By execution and delivery of this Agreement, each party hereto generally and unconditionally: (a) consents to nonexclusive personal jurisdiction in Santa Clara County, State of California; (b) waives any objection as to jurisdiction or venue in Santa Clara County, State of California; (c) agrees not to assert any defense based on lack of jurisdiction or venue in the aforesaid courts; and (d) irrevocably agrees to be bound by any judgment rendered thereby in connection with this Agreement or the other Loan Documents. Service of process on any party hereto in any action arising out of or relating to this Agreement shall be effective if given in accordance with the requirements for notice set forth in Section 11.2, and shall be deemed effective and received as set forth in Section 11.2. Nothing herein shall affect the right to serve process in any other manner permitted by law or shall limit the right of either party to bring proceedings in the courts of any other jurisdiction.

11.11        Mutual Waiver of Jury Trial / Judicial Reference.

(a)                Because disputes arising in connection with complex financial transactions are most quickly and economically resolved by an experienced and expert Person and the parties wish applicable state and federal laws to apply (rather than arbitration rules), the parties desire that their disputes be resolved by a judge applying such applicable laws. EACH OF THE LOAN PARTIES, AGENT AND THE LENDERS SPECIFICALLY WAIVES ANY RIGHT IT MAY HAVE TO TRIAL BY JURY OF ANY CAUSE OF ACTION, CLAIM, CROSS-CLAIM, COUNTERCLAIM, THIRD PARTY CLAIM OR ANY OTHER CLAIM (COLLECTIVELY, “CLAIMS”) ASSERTED BY THE LOAN PARTIES AGAINST AGENT, THE LENDERS OR THEIR RESPECTIVE ASSIGNEE OR BY AGENT, THE LENDERS OR THEIR RESPECTIVE ASSIGNEE AGAINST ANY LOAN PARTY. This waiver extends to all such Claims, including Claims that involve Persons other than Agent, the Loan Parties and the Lenders; Claims that arise out of or are in any way connected to the relationship among the Loan Parties, Agent and the Lenders; and any Claims for damages, breach of contract, tort, specific performance, or any equitable or legal relief of any kind, arising out of this Agreement or any other Loan Document.

(b)                If the waiver of jury trial set forth in Section 11.11(a) is ineffective or unenforceable, the parties agree that all Claims shall be resolved by reference to a private judge sitting without a jury, pursuant to Code of Civil Procedure Section 638, before a mutually acceptable referee or, if the parties cannot agree, a referee selected by the Presiding Judge of the Santa Clara County, California. Such proceeding shall be conducted in Santa Clara County, California, with California rules of evidence and discovery applicable to such proceeding.

(c)                 In the event Claims are to be resolved by judicial reference, either party may seek from a court identified in Section 11.10, any prejudgment order, writ or other relief and have such prejudgment order, writ or other relief enforced to the fullest extent permitted by law notwithstanding that all Claims are otherwise subject to resolution by judicial reference.

11.12        Professional Fees. Each Loan Party promises to pay Agent’s and the Lenders’ reasonable and documented out-of-pocket fees and expenses necessary to finalize the loan documentation, including but not limited to reasonable attorneys’ fees, UCC searches, filing costs, and other miscellaneous expenses. In addition, each Loan Party promises to pay any and all reasonable and documented out-of-pocket attorneys’ and other professionals’ fees and expenses incurred by Agent and the Lenders after the Closing Date in connection with or related to: (a) the Loan; (b) the administration, collection, or enforcement of the Loan; (c) the amendment or modification of the Loan Documents; (d) any waiver, consent, release, or termination under the Loan Documents; (e) the protection, preservation, audit, field exam, sale, lease, liquidation, or disposition of Collateral or the exercise of remedies with respect to the Collateral; (f) any legal, litigation, administrative, arbitration, or out of court proceeding in connection with or related to the Loan Parties or the Collateral, and any appeal or review thereof; and (g) any bankruptcy, restructuring, reorganization, assignment for the benefit of creditors, workout, foreclosure, or other action related to the Loan Parties, the Collateral, the Loan Documents, including representing Agent or the Lenders in any adversary proceeding or contested matter commenced or continued by or on behalf of any Loan Party’s estate, and any appeal or review thereof.

11.13         Confidentiality. Agent and the Lenders acknowledge that certain items of Collateral and information provided to Agent and the Lenders by the Loan Parties are confidential and proprietary information of the Loan Parties, if and to the extent such information either (x) is marked as confidential by the Loan Parties at the time of disclosure, or (y) should reasonably be understood to be confidential (the “Confidential Information”). Accordingly, Agent and the Lenders agree that any Confidential Information it may obtain in the course of acquiring, administering, or perfecting Agent’s security interest in the Collateral shall not be disclosed to any other Person or entity in any manner whatsoever, in whole or in part, without the prior written consent of the Loan Parties, except that Agent and the Lenders may disclose any such information: (a)  to its Affiliates and its partners, investors, lenders, directors, officers, employees, agents, advisors, counsel, accountants, counsel, representative and other professional advisors if Agent or the Lenders in their sole discretion determines that any such party should have access to such information in connection with such party’s responsibilities in connection with the Loan or this Agreement and, provided that such recipient of such Confidential Information either (i) agrees to be bound by the confidentiality provisions of this paragraph or (ii) is otherwise subject to confidentiality restrictions that reasonably protect against the disclosure of Confidential Information; (b) if such information is generally available to the public; (c) if required or appropriate in any report, statement or testimony submitted to any governmental authority having or claiming to have jurisdiction over Agent or the Lenders and any rating agency; (d) if required or appropriate in response to any summons or subpoena or in connection with any litigation, to the extent permitted or deemed advisable by Agent’s or the Lenders’ counsel; (e) to comply with any legal requirement or law applicable to Agent or the Lenders or demanded by any governmental authority; (f) to the extent reasonably necessary in connection with the exercise of, or preparing to exercise, or the enforcement of, or preparing to enforce, any right or remedy under any Loan Document (including Agent’s sale, lease, or other disposition of Collateral after default), or any action or proceeding relating to any Loan Document; (g) to any participant or assignee of Agent or the Lenders or any prospective participant or assignee, provided, that such participant or assignee or prospective participant or assignee is subject to substantially the same confidential restrictions provided for in this agreement with respect to disclosure of Confidential Information; (h) otherwise to the extent consisting of general portfolio information that does not identify the Loan Parties; or (i) otherwise with the prior consent of the Loan Parties; provided, that any disclosure made in violation of this Agreement shall not affect the obligations of the Loan Parties or any of their respective Affiliates or any guarantor under this Agreement or the other Loan Documents. Agent’s and the Lenders’ obligations under this Section 11.13 shall supersede all of their respective obligations under the Non-Disclosure Agreement.

11.14        Assignment of Rights. Each Loan Party acknowledges and understands that Agent or the Lenders may, subject to Section 11.7, sell and assign all or part of its interest hereunder and under the Loan Documents to any Person or entity (an “Assignee”). After such assignment the term “Agent” or “Lender” as used in the Loan Documents shall mean and include such Assignee, and such Assignee shall be vested with all rights, powers and remedies of Agent and the Lenders hereunder with respect to the interest so assigned; but with respect to any such interest not so transferred, Agent and the Lenders shall retain all rights, powers and remedies hereby given. No such assignment by Agent or the Lenders shall relieve any Loan Party of any of its obligations hereunder. the Lenders agrees that in the event of any transfer by it of the promissory note(s) (if any), it will endorse thereon a notation as to the portion of the principal of the promissory note(s), which shall have been paid at the time of such transfer and as to the date to which interest shall have been last paid thereon.

11.15        Revival of Secured Obligations. This Agreement and the Loan Documents shall remain in full force and effect and continue to be effective if any petition is filed by or against any Loan Party for liquidation or reorganization, if any Loan Party becomes insolvent or makes an assignment for the benefit of creditors, if a receiver, administrator or trustee is appointed for all or any significant part of any Loan Party’s assets, or if any payment or transfer of Collateral is recovered from Agent or the Lenders. The Loan Documents and the Secured Obligations and Collateral security shall continue to be effective, or shall be revived or reinstated, as the case may be, if at any time payment and performance of the Secured Obligations or any transfer of Collateral to Agent, or any part thereof is rescinded, avoided or avoidable, reduced in amount, or must otherwise be restored or returned by, or is recovered from, Agent, the Lenders or by any obligee of the Secured Obligations, whether as a “voidable preference,” “fraudulent conveyance,” or otherwise, all as though such payment, performance, or transfer of Collateral had not been made. In the event that any payment, or any part thereof, is rescinded, reduced, avoided, avoidable, restored, returned, or recovered, the Loan Documents and the Secured Obligations shall be deemed, without any further action or documentation, to have been revived and reinstated except to the extent of the full, final, and indefeasible payment to Agent or the Lenders in Cash.

11.16        Counterparts. This Agreement and any amendments, waivers, consents or supplements hereto may be executed in any number of counterparts, and by different parties hereto in separate counterparts, each of which when so delivered shall be deemed an original, but all of which counterparts shall constitute but one and the same instrument.

11.17        No Third Party Beneficiaries. No provisions of the Loan Documents are intended, nor will be interpreted, to provide or create any third-party beneficiary rights or any other rights of any kind in any Person other than Agent, the Lenders and the Loan Parties unless specifically provided otherwise herein, and, except as otherwise so provided, all provisions of the Loan Documents will be personal and solely among Agent, the Lenders and the Loan Parties.

11.18        Agency. Agent and each Lender hereby agree to the terms and conditions set forth on Addendum 2 attached hereto. Each Loan Party acknowledges and agrees to the terms and conditions set forth on Addendum 2 attached hereto.

11.19        Publicity. None of the parties hereto nor any of its respective member businesses and Affiliates shall, without the other parties’ prior written consent (which shall not be unreasonably withheld or delayed), publicize or use (a) the other party’s name (including a brief description of the relationship among the parties hereto), logo or hyperlink to such other parties’ web site, separately or together, in written and oral presentations, advertising, promotional and marketing materials, client lists, public relations materials or on its web site (together, the “Publicity Materials”); (b) the names of officers of such other parties in the Publicity Materials; and (c) such other parties’ name, trademarks, servicemarks in any news or press release concerning such party; provided however, notwithstanding anything to the contrary herein, no such consent shall be required (i) to the extent necessary to comply with the requests of any regulators, legal requirements or laws applicable to such party, pursuant to any listing agreement with any national securities exchange (so long as such party provides prior notice to the other party hereto to the extent reasonably practicable) and (ii) to comply with Section 11.13.

11.20        Multiple Borrowers. Each Loan Party hereby agrees to the terms and conditions set forth on Addendum 3 attached hereto.

11.21        Electronic Execution of Certain Other Documents. The words “execution,” “execute”, “signed,” “signature,” and words of like import in or related to any document to be signed in connection with this Agreement and the transactions contemplated hereby (including without limitation assignments, assumptions, amendments, waivers and consents) shall be deemed to include electronic signatures, the electronic matching of assignment terms and contract formations on electronic platforms approved by the Agent, or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the California Uniform Electronic Transaction Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

(SIGNATURES TO FOLLOW)

IN WITNESS WHEREOF, the Loan Party, Agent and the Lenders have duly executed and delivered this Loan and Security Agreement as of the day and year first above written.

BORROWERS:

BICYCLE THERAPEUTICS PLC

Signature:	/s/ Kevin Lee
Print Name:	Kevin Lee
Title:	Director

BICYCLETX LIMITED

Signature:	/s/ Kevin Lee
Print Name:	Kevin Lee
Title:	Director

BICYCLERD LIMITED

Signature:	/s/ Kevin Lee
Print Name:	Kevin Lee
Title:	Director

BICYCLE THERAPEUTICS INC.

Signature:	/s/ Lee Kolakowski
Print Name:	Lee Kalowski
Title:	President

[Signature Page to Loan and Security Agreement]

Accepted in Palo Alto, California:

AGENT:

HERCULES CA

Signature:	/s/ Jennifer Choe

Print Name:	JenniferChoe

Title:	Associate GeneralCounsel

LENDERS:

HERCULESC

Signature:.	/s/ Jennifer Choe

Print Name:	Jennifer Choe

Title:	Associate GeneralCounsel

[Signature Page to Loan and Security Agreement]

Table of Addenda, Exhibits and Schedules

Addendum 1:	Taxes; Increased Costs

Addendum 2:	Agent and Lender Terms

Addendum 3:	Multiple Borrower Terms

Exhibit E:	Compliance Certificate

Exhibit F:	Joinder Agreement

Exhibit J-1:	Form of U.S. Tax Compliance Certificate (For Foreign Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Exhibit J-2:	Form of U.S. Tax Compliance Certificate (For Foreign Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Exhibit J-3:	Form of U.S. Tax Compliance Certificate (For Foreign Participants That Are Partnerships For U.S. Federal Income Tax Purposes)

Exhibit J-4:	Form of U.S. Tax Compliance Certificate (For Foreign Lenders That Are Partnerships For U.S. Federal Income Tax Purposes)

Schedule 1.1	Commitments

ADDENDUM 1 to LOAN AND SECURITY AGREEMENT

TAXES; INCREASED COSTS

1.       Defined Terms. For purposes of this Addendum 1:

a.	“Assignment” means the relevant documentation entered into by an Assignee upon the an assignment of all or part of the Agent or Lenders’ interest under this Agreement or the Loan Documents in accordance with Section 11.7.

b.	“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

c.	“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (i) Taxes imposed on or measured by net income or profits (however denominated), franchise Taxes, and branch profits Taxes, in each case, (A) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (B) that are Other Connection Taxes, (ii) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Term Commitment pursuant to a law in effect on the date on which (A) such Lender acquires such interest in the Loan or Term Commitment or (B) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 2 or Section 5 of this Addendum 1, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (iii) Taxes attributable to such Recipient’s failure to comply with Section 8 of this Addendum 1, and (iv) any withholding Taxes imposed under FATCA.

d.	“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code, and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among governmental authorities and implementing such Sections of the Code.

e.	“Foreign Lender” means a Lender that is not a U.S. Person.

f.	“Indemnified Taxes” means (i) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document and (ii) to the extent not otherwise described in clause (i), Other Taxes.

g.	“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document) or as a result of the fact that any Borrower is incorporated in the United Kingdom.

h.	“Other Taxes” means all present or future stamp, court or documentary, registration, intangible, recording, filing, VAT or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment.

i.	“Recipient” means the Agent or any Lender, as applicable.

j.	“UK Borrower DTTP Filing” means an HM Revenue & Customs’ Form DTTP2 duly completed and filed by the relevant Borrower, which: (i) where it relates to a UK Treaty Lender that is a Lender on the Closing Date, contains the scheme reference number and jurisdiction of tax residence of the Lender, and (a) where the Borrower is a Borrower on the Closing Date, is filed with HM Revenue & Customs within 30 days of the Closing Date; or (b) where the Borrower becomes a Borrower after the Closing Date, is filed with HM Revenue & Customs within 30 days of the date on which that Borrower becomes a Borrower under this Agreement; or (ii) where it relates to a UK Treaty Lender that is not an Lender on the Closing Date, contains the scheme reference number and jurisdiction of tax residence stated in respect of that Lender in the relevant Assignment (or, if such Lender becomes Lender otherwise than pursuant to an Assignment, in the relevant documentation which it executes on becoming a Lender under this Agreement); and (a) where the Borrower is a Borrower as at the date on which that UK Treaty Lender becomes a Lender under this Agreement, is filed with HM Revenue & Customs within 30 days of that date; or (b) where the Borrower is not a Borrower as at the date on which that UK Treaty Lender becomes a Lender under this Agreement, is filed with HM Revenue & Customs within 30 days of the date on which that Borrower becomes a Borrower under this Agreement; provided that, in the event that a Borrower uses a HM Revenue & Customs’ Form DTTP2A to make a filing in respect of more than one Lender, such Form DTTP2A shall be deemed to be a HM Revenue & Customs’ Form DTTP2 in respect of each UK Treaty Lender specified therein.

k.	“UK CTA” means the UK Corporation Tax Act 2009.

l.	“UK ITA” means the UK Income Tax Act 2007.

m.	“UK Loan Party” means any Loan Party which is treated as resident in the United Kingdom for any Tax purpose, including under the terms of any UK Treaty.

n.	“UK Non-Bank Lender” means: a Lender which gives a UK Tax Confirmation in the relevant Assignment (or, if such Lender becomes Lender otherwise than pursuant to an Assignment, in the relevant documentation which it executes on becoming a Lender under this Agreement).

o.	“UK Qualifying Lender” means a Lender which is beneficially entitled to interest payable to that Lender in respect of an advance under a Loan Document and is (a) a Lender: (i) which is a bank (as defined for the purpose of section 879 of the UK ITA) making an advance under a Loan Document and is within the charge to UK corporation tax as respects any payments of interest made in respect of that advance or would be within such charge as respects such payments apart from section 18A of the UK CTA; or (ii) in respect of an advance made under a Loan Document by a person that was a bank (as defined for the purpose of section 879 of the UK ITA) at the time that that advance was made and within the charge to UK corporation tax as respects any payments of interest made in respect of that advance; or (b) a Lender which is: (i) a company resident in the United Kingdom for UK tax purposes; or (ii) a partnership each member of which is: (1) a company so resident in the United Kingdom; or (2) a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account in computing its chargeable profits (within the meaning of section 19 of the UK CTA) the whole of any share of interest payable in respect of that advance that falls to it by reason of Part 17 of the UK CTA; or (iii) a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account interest payable in respect of that advance in computing the chargeable profits (within the meaning of section 19 of the CTA) of that company; or (c) a UK Treaty Lender.

p.	“UK Tax Confirmation” means a confirmation by a Lender that the person beneficially entitled to interest payable to that Lender in respect of an advance under a Loan Document is either: (a) a company resident in the United Kingdom for United Kingdom tax purposes; or (b) a partnership each member of which is: (i) a company so resident in the United Kingdom; or (ii) a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account in computing its chargeable profits (within the meaning of section 19 of the UK CTA) the whole of any share of interest payable in respect of that advance that falls to it by reason of Part 17 of the UK CTA; or (c) a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account interest payable in respect of that advance in computing the chargeable profits (within the meaning of section 19 of the UK CTA) of that company.

q.	“UK Tax Deduction” means a deduction or withholding for or on account of Tax imposed by the United Kingdom from a payment under a Loan Document, other than a deduction or withholding required by FATCA.

r.	“UK Treaty Lender” means a Lender which: (1) is treated as a resident of a UK Treaty State for the purposes of a UK Treaty; (2) does not carry on a business in the United Kingdom through a permanent establishment with which that Lender’s participation in the Loan is effectively connected; and (3) fulfils any other conditions which must be fulfilled under that UK Treaty to obtain full exemption from United Kingdom tax on interest payable to that Lender in respect of an advance under a Loan Document, subject to the completion of all procedural requirements.

s.	“UK Treaty State” means a jurisdiction having a double tax treaty with the United Kingdom (“UK Treaty”) which makes provision for full exemption from tax imposed by the United Kingdom on interest.

t.	“Withholding Agent” means any Loan Party and the Agent.

2.	Payments Free of Taxes. Any and all payments by or on account of any obligation of any Loan Party under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable law. If any applicable law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant governmental authority in accordance with applicable law and, if such Tax is an Indemnified Tax, then the sum payable by the applicable Loan Party shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section 2 or Section 5 of this Addendum 1) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.

3.	Gross-up Exclusion. A payment by a UK Loan Party shall not be increased under Section 2 of this Addendum 1, and, for the avoidance of doubt, no amount shall be payable pursuant to Section 5 of this Addendum 1, by reason of a UK Tax Deduction if, on the date on which the payment falls due:

a.	the payment could have been made to the relevant Lender without a Tax Deduction if the Lender had been a UK Qualifying Lender, but on that date that Lender is not or has ceased to be a UK Qualifying Lender other than as a result of any change after the date it became a Lender under this Agreement in (or in the interpretation, administration, or application of) any law or UK Treaty or any published practice or published concession of any relevant taxing authority; or

b.	the relevant Lender is a UK Qualifying Lender solely by virtue of paragraph (b) of the definition of UK Qualifying Lender and:

i.	an officer of HM Revenue & Customs has given (and not revoked) a direction (a “Direction”) under section 931 of the UK ITA which relates to the payment and that Lender has received from the Loan Party making the payment a certified copy of that Direction; and

ii.      the payment could have been made to the Lender without any UK Tax Deduction if that Direction had not been made; or

c.	the relevant Lender is a UK Qualifying Lender solely by virtue of paragraph (b) of the definition of UK Qualifying Lender and:

i.      the relevant Lender has not given a UK Tax Confirmation to the relevant UK Loan Party; and

ii.	the payment could have been made to the Lender without any UK Tax Deduction if the Lender had given a UK Tax Confirmation to the relevant UK Loan Party, on the basis that the UK Tax Confirmation would have enabled such UK Loan Party to have formed a reasonable belief that the payment was an “excepted payment” for the purpose of section 930 of the UK ITA; or

d.	the relevant Lender is a UK Treaty Lender and the UK Loan Party making the payment is able to demonstrate that the payment could have been made to the Lender without the UK Tax Deduction had that Lender complied with its obligations under Sections 8(c)(i), (ii) and (iii) (as applicable) below.

4.	Payment of Other Taxes by the Loan Parties. The Loan Parties shall timely pay to the relevant governmental authority in accordance with applicable law, or at the option of the Agent timely reimburse it for the payment of, any Other Taxes.

5.	Indemnification by the Loan Parties. The Loan Parties shall joint and severally indemnify each Recipient, within 10 days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under Section 2 of this Addendum 1 or this Section 5) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant governmental authority provided that the foregoing indemnity shall not apply to any Indemnified Taxes which would have been compensated for by an increased payment under Section 2 of this Addendum 1 but was not so compensated solely because one or more of the exclusions in Section 3 of this Addendum 1 applied. A certificate as to the amount of such payment or liability delivered to the Loan Parties in accordance with Section 11.2 by a Lender (with a copy to the Agent), or by the Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

6.	Indemnification by the Lenders. Each Lender shall severally indemnify the Agent, within 10 days after written demand therefor, for (a) any Indemnified Taxes attributable to such Lender (but only to the extent that any Loan Party has not already indemnified the Agent for such Indemnified Taxes and without limiting the obligation of the Loan Parties to do so), (b) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 11.7 of the Agreement relating to the maintenance of a Participant Register and (c) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant governmental authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Agent to the Lender from any other source against any amount due to the Agent under this Section 6.

7.	Evidence of Payments. As soon as practicable after any payment of Taxes by any Loan Party to a governmental authority pursuant to the provisions of this Addendum 1, such Loan Party shall deliver to the Agent the original or a certified copy of a receipt issued by such governmental authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Agent.

8.	Status of Lenders.

a.	Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document (other than with respect to a UK Tax Deduction to which the provisions of Section 8(c) shall apply, as applicable) shall deliver to Parent and the Agent, at the time or times reasonably requested by the Loan Parties or the Agent, such properly completed and executed documentation reasonably requested by the Loan Parties or the Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender (other than with respect to a UK Tax Deduction to which the provisions of Section 8(c) below shall apply, as applicable), if reasonably requested by the Loan Parties or the Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Loan Parties or the Agent as will enable the Loan Parties or the Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Sections 8.b.i, 8.b.ii and 8.b.iv of this Addendum 1) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

b.	Without limiting the generality of the foregoing, in the event that any Loan Party is a U.S. Person,

i.	any Lender that is a U.S. Person shall deliver to such Loan Party and the Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the such Loan Party or the Agent), executed copies of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;

ii.	any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to such Loan Party and the Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of such Loan Party or the Agent), whichever of the following is applicable:

A.	in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed copies of IRS Form W-8BEN or IRS Form W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN or IRS Form W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

B.      executed copies of IRS Form W-8ECI;

C.	in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit J-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “ten percent shareholder” of such Loan Party within the meaning of Section 871(h)(3)(B) of the Code, or a “controlled foreign corporation” related to any Loan Party as described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed copies of IRS Form W-8BEN or IRS Form W-8BEN-E; or

D.	to the extent a Foreign Lender is not the beneficial owner, executed copies of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN, IRS Form W-8BEN-E, a U.S. Tax Compliance Certificate substantially in the form of Exhibit J-2 or Exhibit J-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit J-4 on behalf of each such direct and indirect partner;

iii.	any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Loan Parties and the Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Loan Parties or the Agent), executed copies of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Loan Parties or the Agent to determine the withholding or deduction required to be made; and

iv.	if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Loan Parties and the Agent at the time or times prescribed by law and at such time or times reasonably requested by the Loan Parties or the Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Loan Parties or the Agent as may be necessary for the Loan Parties and the Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount, if any, to deduct and withhold from such payment. Solely for purposes of this clause (iv), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

c.	Without limiting the generality of the foregoing:

i.	Subject to sub-section ii below, a UK Treaty Lender and each UK Loan Party which makes a payment to which that UK Treaty Lender is entitled shall co-operate in completing any procedural formalities necessary for that UK Loan Party to obtain authorization to make that payment without a UK Tax Deduction.

ii.

A.	A UK Treaty Lender which is a Lender on the Closing Date and that holds a passport under the HM Revenue & Customs DT Treaty Passport scheme, and which wishes that scheme to apply to this Agreement, shall confirm its scheme reference number and its jurisdiction of tax residence (and Hercules Capital, Inc. hereby confirms that its scheme reference number is 13/H/370777/DTTP and its jurisdiction of tax residence is the United States of America; and

B.	a UK Treaty Lender which is not a Lender on the Closing Date and that holds a passport under the HM Revenue & Customs DT Treaty Passport scheme, and which wishes that scheme to apply to this Agreement, shall confirm its scheme reference number and its jurisdiction of tax residence in the relevant Assignment (or, if such Lender becomes Lender otherwise than pursuant to an Assignment, in the relevant documentation which it executes on becoming a Lender under this Agreement), and, having done so, that Lender shall be under no obligation pursuant to sub-section i above.

iii.	If a UK Treaty Lender has confirmed its scheme reference number and its jurisdiction of tax residence in accordance with sub-section ii above and: (a) the UK Loan Party making a payment to that Lender has not made a UK Borrower DTTP Filing in respect of that Lender; or (b) the UK Loan Party making a payment to that Lender has made a UK Borrower DTTP Filing but (1) that UK Borrower DTTP Filing has been rejected by HM Revenue & Customs; or (2) HM Revenue & Customs have not given the UK Loan Party authority to make payments to that Lender without a UK Tax Deduction within 60 days of the date of the UK Borrower DTTP Filing, and in each case, the UK Loan Party has notified that Lender in writing, that Lender and the UK Loan Party shall co-operate in completing any procedural formalities necessary for the UK Loan Party to obtain authorization to make that payment without a UK Tax Deduction.

iv.	If a UK Treaty Lender has not confirmed its scheme reference number and jurisdiction of tax residence in accordance with sub-section ii above, the UK Loan Party shall not make a UK Borrower DTTP Filing or file any other form relating to the HM Revenue & Customs DT Treaty Passport scheme in respect of that Lender’s Loan(s) unless that Lender otherwise agrees.

v.	The UK Loan Party shall, promptly on making a UK Borrower DTTP Filing, deliver a copy of that UK Borrower DTTP Filing to the Agent for delivery to the relevant UK Treaty Lender.

vi.	A UK Non-Bank Lender which becomes a party to this Agreement on the day on which this agreement is entered into gives a UK Tax Confirmation by entering into this Agreement. A UK Non-Bank Lender shall promptly notify the Borrowers and the Agent if there is any change in the position from that set out in the UK Tax Confirmation.

vii.	Each Lender in respect of any UK Loan Party which becomes a party to this Agreement after the Closing Date shall indicate in the Assignment (or, if such Lender becomes Lender otherwise than pursuant to an Assignment, in the relevant documentation which it executes on becoming a Lender under this Agreement) which of the following categories it falls in: (A) not a UK Qualifying Lender; (B) a UK Qualifying Lender (other than a UK Treaty Lender); or (C) a UK Treaty Lender. If a Lender fails to indicate its status in accordance with this sub-section (vii) then such Lender shall be treated for the purposes of this Agreement (including by each UK Loan Party) as if it is not a UK Qualifying Lender until such time as it notifies the Agent which category applies (and the Agent, upon receipt of such notification, shall inform each UK Loan Party). For the avoidance of doubt, any such Assignment or other relevant documentation shall not be invalidated by any such failure of a Lender to comply with this sub-section (vii).

viii.	The UK Loan Parties shall promptly on becoming aware that a UK Loan Party must make a UK Tax Deduction (or that there is any change in the rate or basis of a UK Tax Deduction) notify the Agent accordingly. Similarly, a Lender shall notify the Agent on becoming so aware in respect of a payment payable to that Lender. If the Agent receives such notification from a Lender it shall promptly notify the UK Loan Parties.

d.	Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify Parent and the Agent in writing of its legal inability to do so.

9.	Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to the provisions of this Addendum 1 (including by the payment of additional amounts pursuant to the provisions of this Addendum 1), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under the provisions of this Addendum 1 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant governmental authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this Section 9 (plus any penalties, interest or other charges imposed by the relevant governmental authority) in the event that such indemnified party is required to repay such refund to such governmental authority. Notwithstanding anything to the contrary in this Section 9, in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this Section 9 the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This Section 9 shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

10.	Increased Costs. If any change in applicable law shall subject any Recipient to any Taxes (other than (A) Indemnified Taxes (or amounts which would have been compensated for by an increased payment under Section 2 or indemnifiable under Section 5 but for (in either case) the application of one or more of the exclusions in Section 3), (B) Taxes described in clauses (ii) through (iv) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto, and the result shall be to increase the cost to such Recipient of making, converting to, continuing or maintaining any Term Loan or of maintaining its obligation to make any such Loan, or to reduce the amount of any sum received or receivable by such Recipient (whether of principal, interest or any other amount), then, upon the request of such Recipient, the Loan Parties will pay to such Recipient such additional amount or amounts as will compensate such Recipient for such additional costs incurred or reduction suffered.

11.	U.S. Tax Reporting. For the avoidance of doubt, the Parties agree not to treat the Term Loan as a “contingent payment debt instrument” for U.S. federal income tax purposes unless otherwise required by applicable law; provided that if either Party determines that a contrary tax reporting position is so required by applicable law, such Party shall consult with the other Party in good faith before taking such position.

12.	Survival. Each party’s obligations under the provisions of this Addendum 1 shall survive the resignation or replacement of the Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Term Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.

ADDENDUM 2 to LOAN AND SECURITY AGREEMENT

Agent and Lender Terms

(a)                Each Lender hereby irrevocably appoints Hercules Capital, Inc. to act on its behalf as the Agent hereunder and under the other Loan Documents and authorizes the Agent to take such actions on its behalf and to exercise such powers as are delegated to the Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto.

(b)                Each Lender agrees to indemnify the Agent in its capacity as such (to the extent not reimbursed by the Loan Parties and without limiting the obligation of the Loan Parties to do so), according to its respective Term Commitment percentages (based upon the total outstanding Term Commitments) in effect on the date on which indemnification is sought under this Addendum 2, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever that may at any time be imposed on, incurred by or asserted against the Agent in any way relating to or arising out of, this Agreement, any of the other Loan Documents or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by the Agent under or in connection with any of the foregoing; The agreements in this Section shall survive the payment of the Loans and all other amounts payable hereunder.

(c)                Agent in Its Individual Capacity. The Person serving as the Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Agent and the term “Lender” shall, unless otherwise expressly indicated or unless the context otherwise requires, include each such Person serving as Agent hereunder in its individual capacity.

(d)                Exculpatory Provisions. The Agent shall have no duties or obligations except those expressly set forth herein and in the other Loan Documents. Without limiting the generality of the foregoing, the Agent shall not:

(i)	be subject to any fiduciary or other implied duties, regardless of whether any default or any Event of Default has occurred and is continuing;

(ii)	have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Agent is required to exercise as directed in writing by the Lenders, provided that the Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Agent to liability or that is contrary to any Loan Document or applicable law; and

(iii)	except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and the Agent shall not be liable for the failure to disclose, any information relating to the Loan Parties or any of their respective Affiliates that is communicated to or obtained by any Person serving as the Agent or any of its Affiliates in any capacity.

(e)                The Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Lenders or as the Agent shall believe in good faith shall be necessary, under the circumstances or (ii) in the absence of its own gross negligence or willful misconduct.

(f)                 The Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any default or Event of Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Section 4 or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Agent. Reliance by Agent. Agent may rely, and shall be fully protected in acting, or refraining to act, upon, any resolution, statement, certificate, instrument, opinion, report, notice, request, consent, order, bond or other paper or document that it has no reason to believe to be other than genuine and to have been signed or presented by the proper party or parties or, in the case of cables, telecopies and telexes, to have been sent by the proper party or parties. In the absence of its gross negligence or willful misconduct, Agent may conclusively rely, as to the truth of the statements and the correctness of the opinions expressed therein, upon any certificates or opinions furnished to Agent and conforming to the requirements of this Agreement or any of the other Loan Documents. Agent may consult with counsel, and any opinion or legal advice of such counsel shall be full and complete authorization and protection in respect of any action taken, not taken or suffered by Agent hereunder or under any Loan Documents in accordance therewith. Agent shall have the right at any time to seek instructions concerning the administration of the Collateral from any court of competent jurisdiction. Agent shall not be under any obligation to exercise any of the rights or powers granted to Agent by this Agreement and the other Loan Documents at the request or direction of the Lenders unless Agent shall have been provided by the Lenders with adequate security and indemnity against the costs, expenses and liabilities that may be incurred by it in compliance with such request or direction.

ADDENDUM 3 to LOAN AND SECURITY AGREEMENT

Multiple Loan Parties.

(a)                Loan Party’s Agent. Each Loan Party hereby irrevocably appoints Parent as its agent, attorney-in-fact and legal representative for all purposes, including requesting disbursement of the Term Loan and receiving account statements and other notices and communications to such Loan Party (or any of them) from the Agent or any Lender. The Agent may rely, and shall be fully protected in relying, on any request for the Term Loan, disbursement instruction, report, information or any other notice or communication made or given by Parent, whether in its own name or on behalf of one or more of the other Loan Parties, and the Agent shall not have any obligation to make any inquiry or request any confirmation from or on behalf of any other Loan Party as to the binding effect on it of any such request, instruction, report, information, other notice or communication, nor shall the joint and several character of the Loan Parties’ obligations hereunder be affected thereby.

(b)                Waivers. Each Loan Party hereby waives: (i) any right to require the Agent to institute suit against, or to exhaust its rights and remedies against, any other Loan Party or any other person, or to proceed against any property of any kind which secures all or any part of the Secured Obligations, or to exercise any right of offset or other right with respect to any reserves, credits or deposit accounts held by or maintained with the Agent or any Indebtedness of the Agent or any Lender to any other Loan Party, or to exercise any other right or power, or pursue any other remedy the Agent or any Lender may have; (ii) any defense arising by reason of any disability or other defense of any other Loan Party or any guarantor or any endorser, co-maker or other person, or by reason of the cessation from any cause whatsoever of any liability of any other Loan Party or any guarantor or any endorser, co-maker or other person, with respect to all or any part of the Secured Obligations, or by reason of any act or omission of the Agent or others which directly or indirectly results in the discharge or release of any other Loan Party or any guarantor or any other person or any Secured Obligations or any security therefor, whether by operation of law or otherwise; (iii) any defense arising by reason of any failure of the Agent to obtain, perfect, maintain or keep in force any Lien on, any property of any Loan Party or any other person; (iv) any defense based upon or arising out of any bankruptcy, insolvency, reorganization, arrangement, readjustment of debt, liquidation or dissolution proceeding commenced by or against any other Loan Party or any endorser, co-maker or other person, including without limitation any discharge of, or bar against collecting, any of the Secured Obligations (including without limitation any interest thereon), in or as a result of any such proceeding. Until all of the Secured Obligations (other than inchoate indemnity obligations and any other obligations which, by their terms, are to survive the termination of this Agreement) have been paid, performed, and discharged in full, nothing shall discharge or satisfy the liability of any Loan Party hereunder except the full performance and payment of all of the Secured Obligations. If any claim is ever made upon the Agent for repayment or recovery of any amount or amounts received by the Agent in payment of or on account of any of the Secured Obligations, because of any claim that any such payment constituted a preferential transfer or fraudulent conveyance, or for any other reason whatsoever, and the Agent repays all or part of said amount by reason of any judgment, decree or order of any court or administrative body having jurisdiction over the Agent or any of its property, or by reason of any settlement or compromise of any such claim effected by the Agent with any such claimant (including without limitation the any other Loan Party), then and in any such event, each Loan Party agrees that any such judgment, decree, order, settlement and compromise shall be binding upon such Loan Party, notwithstanding any revocation or release of this Agreement or the cancellation of any note or other instrument evidencing any of the Secured Obligations, or any release of any of the Secured Obligations, and each Loan Party shall be and remain liable to the Agent and the Lenders under this Agreement for the amount so repaid or recovered, to the same extent as if such amount had never originally been received by the Agent or any Lender, and the provisions of this sentence shall survive, and continue in effect, notwithstanding any revocation or release of this Agreement. Each Loan Party hereby expressly and unconditionally waives all rights of subrogation, reimbursement and indemnity of every kind against any other Loan Party, and all rights of recourse to any assets or property of any other Loan Party, and all rights to any collateral or security held for the payment and performance of any Secured Obligations, including (but not limited to) any of the foregoing rights which any Loan Party may have under any present or future document or agreement with any other Loan Party or other person, and including (but not limited to) any of the foregoing rights which any Loan Party may have under any equitable doctrine of subrogation, implied contract, or unjust enrichment, or any other equitable or legal doctrine.

(c)                Consents. Each Loan Party hereby consents and agrees that, without notice to or by any Loan Party and without affecting or impairing in any way the obligations or liability of any Loan Party hereunder, the Agent may, from time to time before or after revocation of this Agreement, do any one or more of the following in its sole and absolute discretion: (i) accept partial payments of, compromise or settle, renew, extend the time for the payment, discharge, or performance of, refuse to enforce, and release all or any parties to, any or all of the Secured Obligations; (ii) grant any other indulgence to any Loan Party or any other Person in respect of any or all of the Secured Obligations or any other matter; (iii) accept, release, waive, surrender, enforce, exchange, modify, impair, or extend the time for the performance, discharge, or payment of, any and all property of any kind securing any or all of the Secured Obligations or any guaranty of any or all of the Secured Obligations, or on which the Agent at any time may have a Lien, or refuse to enforce its rights or make any compromise or settlement or agreement therefor in respect of any or all of such property; (iv) substitute or add, or take any action or omit to take any action which results in the release of, any one or more other Loan Parties or any endorsers or guarantors of all or any part of the Secured Obligations, including, without limitation one or more parties to this Agreement, regardless of any destruction or impairment of any right of contribution or other right of any Loan Party; (v) apply any sums received from any other Loan Party, any guarantor, endorser, or co-signer, or from the disposition of any Collateral or security, to any Indebtedness whatsoever owing from such person or secured by such Collateral or security, in such manner and order as the Agent determines in its sole discretion, and regardless of whether such Indebtedness is part of the Secured Obligations, is secured, or is due and payable. Each Loan Party consents and agrees that the Agent shall be under no obligation to marshal any assets in favor of such Loan Party, or against or in payment of any or all of the Secured Obligations. Each Loan Party further consents and agrees that the Agent shall have no duties or responsibilities whatsoever with respect to any property securing any or all of the Secured Obligations. Without limiting the generality of the foregoing, the Agent shall have no obligation to monitor, verify, audit, examine, or obtain or maintain any insurance with respect to, any property securing any or all of the Secured Obligations.

(d)                Independent Liability. Each Loan Party hereby agrees that one or more successive or concurrent actions may be brought hereon against such Loan Party, in the same action in which any other Loan Party may be sued or in separate actions, as often as deemed advisable by Agent. Each Loan Party is fully aware of the financial condition of each other Loan Party and is executing and delivering this Agreement based solely upon its own independent investigation of all matters pertinent hereto, and such Loan Party is not relying in any manner upon any representation or statement of the Agent or any Lender with respect thereto. Each Loan Party represents and warrants that it is in a position to obtain, and each Loan Party hereby assumes full responsibility for obtaining, any additional information concerning any other Loan Party’s financial condition and any other matter pertinent hereto as such Loan Party may desire, and such Loan Party is not relying upon or expecting the Agent to furnish to it any information now or hereafter in the Agent’s possession concerning the same or any other matter.

(e)                Subordination. All Indebtedness of a Loan Party or any Subsidiary of a Loan Party now or hereafter arising held by another Loan Party is subordinated to the Secured Obligations and the Loan Party holding the Indebtedness shall take all actions reasonably requested by Agent to effect, to enforce and to give notice of such subordination.

(f)                 Service of Process. Parent, BicycleTx, BicycleRD, and each Subsidiary that is organized outside of the United States of America shall appoint CT Corporation System, or other agent acceptable to Agent, as its agent for the purpose of accepting service of any process in the United States of America, evidenced by a service of process letter in form and substance satisfactory to Agent (each, a “Process Letter”). Each Loan Party shall take all actions, including payment of fees to such agent, to ensure that each Process Letter remains effective at all times.

EXHIBIT E

COMPLIANCE CERTIFICATE

Hercules Capital, Inc. (as “Agent”)

400 Hamilton Avenue, Suite 310

Palo Alto, CA 94301

Reference is made to that certain Loan and Security Agreement dated September 30, 2020 and the Loan Documents (as defined therein) entered into in connection with such Loan and Security Agreement all as may be amended from time to time (hereinafter referred to collectively as the “Loan Agreement”) by and among Hercules Capital, Inc. (the “Agent”), the several banks and other financial institutions or entities from time to time party thereto (collectively, the “Lender”) and Bicycle Therapeutics plc, a public limited company organized under the laws of England and Wales (the “Company”) and each other Borrower and Guarantor party thereto (collectively, the “Loan Parties”). All capitalized terms not defined herein shall have the same meaning as defined in the Loan Agreement.

The undersigned is an Officer of the Company, knowledgeable of all Company financial matters, and is authorized to provide certification of information regarding the Company; hereby certifies, in such capacity, that in accordance with the terms and conditions of the Loan Agreement, except as set forth below, each Loan Party is in compliance for the period ending ___________ of all covenants, conditions and terms and hereby reaffirms that all representations and warranties contained therein are true and correct in all material respects on and as of the date of this Compliance Certificate with the same effect as though made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date. Attached are the required documents supporting the above certification. The undersigned further certifies the attached financial statements are prepared in accordance with GAAP (except for the absence of footnotes with respect to unaudited financial statement and subject to normal year end adjustments) and are consistent from one period to the next except as explained below.

CHECK IF
REPORTING REQUIREMENT	REQUIRED	ATTACHED

Interim Financial Statements	Monthly within 30 days

Interim Financial Statements	Quarterly within 45 days

Audited Financial Statements	FYE within 90 days

ACCOUNTS OF THE LOAN PARTIES AND THEIR SUBSIDIARIES AND AFFILIATES

The undersigned hereby also confirms the below disclosed accounts represent all depository accounts and securities accounts presently open in the name of each Loan Party or Subsidiary, as applicable.

Each new account that has been opened since delivery of the previous Compliance Certificate is designated below with a “*”.

Last
			Account	Month
			Type	Ending
	Depository	Financial	(Depository /	Account	Purpose of
	AC #	Institution	Securities)	Balance	Account

LOAN PARTY Name/Address:
1
2
3
4
5
6
7

LOAN PARTY SUBSIDIARY Name/Address
1
2
3
4
5
6
7

[Signature page follows.]

Very Truly Yours,

BICYCLE THERAPEUTICS PLC

By:
Name:
Its:

EXHIBIT F

FORM OF JOINDER AGREEMENT

This Joinder Agreement (the “Joinder Agreement”) is made and dated as of [      ], 20[ ], and is entered into by and between__________________., a ___________ corporation (“Subsidiary”), and HERCULES CAPITAL, INC., a Maryland corporation (as “Agent”).

RECITALS

A.    Subsidiary’s Affiliate, Bicycle Therapeutics plc (“Company”) has entered into that certain Loan and Security Agreement dated September 30, 2020, with the several banks and other financial institutions or entities from time to time party thereto as lender (collectively, the “Lenders”) and the Agent, as such agreement may be amended, restated or modified (the “Loan Agreement”), together with the other agreements executed and delivered in connection therewith;

B.    Subsidiary acknowledges and agrees that it will benefit both directly and indirectly from Company’s execution of the Loan Agreement and the other agreements executed and delivered in connection therewith;

AGREEMENT

NOW THEREFORE, Subsidiary and Agent agree as follows:

1.	The recitals set forth above are incorporated into and made part of this Joinder Agreement. Capitalized terms not defined herein shall have the meaning provided in the Loan Agreement.

2.	By signing this Joinder Agreement, Subsidiary shall be bound by the terms and conditions of the Loan Agreement the same as if it were a Borrower (as defined in the Loan Agreement) under the Loan Agreement, mutatis mutandis, provided however, that (a) with respect to (i) Section 5.1 of the Loan Agreement, Subsidiary represents that it is an entity duly organized, legally existing and, where applicable, in good standing under the laws of [ ], (b) neither Agent nor the Lenders shall have any duties, responsibilities or obligations to Subsidiary arising under or related to the Loan Agreement or the other Loan Documents, (c) that if Subsidiary is covered by Company’s insurance, Subsidiary shall not be required to maintain separate insurance or comply with the provisions of Sections 6.1 and 6.2 of the Loan Agreement, and (d) that as long as Company satisfies the requirements of Section 7.1 of the Loan Agreement, Subsidiary shall not have to provide Agent separate Financial Statements. To the extent that Agent or the Lenders has any duties, responsibilities or obligations arising under or related to the Loan Agreement or the other Loan Documents, those duties, responsibilities or obligations shall flow only to Company and not to Subsidiary or any other Person or entity. By way of example (and not an exclusive list): (i) Agent’s providing notice to Company in accordance with the Loan Agreement or as otherwise agreed among Company, Agent and the Lenders shall be deemed provided to Subsidiary; (ii) a Lender’s providing an Advance to Company shall be deemed an Advance to Subsidiary; and (iii) Subsidiary shall have no right to request an Advance or make any other demand on the Lenders.

3.	Subsidiary agrees not to certificate its equity securities without Agent’s prior written consent, which consent may be conditioned on the delivery of such equity securities to Agent in order to perfect Agent’s security interest in such equity securities.

4.	Subsidiary acknowledges that it benefits, both directly and indirectly, from the Loan Agreement, and hereby waives, for itself and on behalf on any and all successors in interest (including without limitation any assignee for the benefit of creditors, administrator, receiver, bankruptcy trustee or itself as debtor-in-possession under any bankruptcy proceeding) to the fullest extent provided by law, any and all claims, rights or defenses to the enforcement of this Joinder Agreement on the basis that (a) it failed to receive adequate consideration for the execution and delivery of this Joinder Agreement or (b) its obligations under this Joinder Agreement are avoidable as a fraudulent conveyance.

5.	As security for the prompt, complete and indefeasible payment when due (whether on the payment dates or otherwise) of all the Secured Obligations, Subsidiary grants to Agent a security interest in all of Subsidiary’s right, title, and interest in and to the Collateral.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

[SIGNATURE PAGE TO JOINDER AGREEMENT]

SUBSIDIARY:

_________________________________.

By:
Name:
Title:

Address:

Telephone: ___________
email: ____________

AGENT:

HERCULES CAPITAL, INC.

By:
Name:
Title:

Address:
400 Hamilton Ave., Suite 310 Palo Alto, CA 94301
email: legal@htgc.com Telephone: 650-289-3060

EXHIBIT J-1

FORM OF U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Loan and Security Agreement dated as of September 30, 2020 (as amended, supplemented or otherwise modified from time to time, the “Loan Agreement”) by and among Bicycle Therapeutics plc, a public limited company organized under the laws of England and Wales, and each of its Subsidiaries (as defined in the Loan Agreement) (hereinafter collectively referred to as the “Borrower”), the several banks and other financial institutions or entities from time to time parties to the Loan Agreement (collectively, referred to as the “Lenders”), and HERCULES CAPITAL, INC., a Maryland corporation, in its capacity as administrative agent and collateral agent for itself and the Lenders (in such capacity, the “Agent”).

Pursuant to the provisions of Addendum 1 of the Loan Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the Loan(s) (as well as any promissory note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) it is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a “ten percent shareholder” of the Borrower within the meaning of Section 871(h)(3)(B) of the Code and (iv) it is not a “controlled foreign corporation” related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished the Agent and the Borrower with a certificate of its non-U.S. Person status on IRS Form W-8BEN or IRS Form W-8BEN-E. By executing this certificate, the undersigned agrees that (1) if the information provided in this certificate changes, the undersigned shall promptly so inform the Borrower and the Agent, and (2) the undersigned shall have at all times furnished the Borrower and the Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Loan Agreement and used herein shall have the meanings given to them in the Loan Agreement.

Date: _____________ ___, 20___	[NAME OF LENDER]

By:
Name:
Title:

EXHIBIT J-2

FORM OF U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Loan and Security Agreement dated as of September 30, 2020 (as amended, supplemented or otherwise modified from time to time, the “Loan Agreement”) by and among Bicycle Therapeutics plc, a public limited company organized under the laws of England and Wales, and each of its Subsidiaries (as defined in the Loan Agreement) (hereinafter collectively referred to as the “Borrower”), the several banks and other financial institutions or entities from time to time parties to the Loan Agreement (collectively, referred to as the “Lenders”), and HERCULES CAPITAL, INC., a Maryland corporation, in its capacity as administrative agent and collateral agent for itself and the Lenders (in such capacity, the “Agent”).

Pursuant to the provisions of Addendum 1 of the Loan Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the participation in respect of which it is providing this certificate, (ii) it is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a “ten percent shareholder” of the Borrower within the meaning of Section 871(h)(3)(B) of the Code and (iv) it is not a “controlled foreign corporation” related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished its participating Lender with a certificate of its non-U.S. Person status on IRS Form W-8BEN or IRS Form W-8BEN-E. By executing this certificate, the undersigned agrees that (1) if the information provided in this certificate changes, the undersigned shall promptly so inform such Lender in writing, and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Loan Agreement and used herein shall have the meanings given to them in the Loan Agreement.

Date: _____________ ___, 20___	[NAME OF PARTICIPANT]

By:
Name:
Title:

EXHIBIT J-3

FORM OF U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Participants That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Loan and Security Agreement dated as of September 30, 2020 (as amended, supplemented or otherwise modified from time to time, the “Loan Agreement”) by and among Bicycle Therapeutics plc, a public limited company organized under the laws of England and Wales, and each of its Subsidiaries (as defined in the Loan Agreement) (hereinafter collectively referred to as the “Borrower”), the several banks and other financial institutions or entities from time to time parties to the Loan Agreement (collectively, referred to as the “Lenders”), and HERCULES CAPITAL, INC., a Maryland corporation, in its capacity as administrative agent and collateral agent for itself and the Lenders (in such capacity, the “Agent”).

Pursuant to the provisions of Addendum 1 of the Loan Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the participation in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such participation, (iii) with respect to such participation, neither the undersigned nor any of its direct or indirect partners/members is a “bank” extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a “ten percent shareholder” of the Borrower within the meaning of Section 871(h)(3)(B) of the Code and (v) none of its direct or indirect partners/members is a “controlled foreign corporation” related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished its participating Lender with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or IRS Form W-8BEN-E or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN or IRS Form W-8BEN-E from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided in this certificate changes, the undersigned shall promptly so inform such Lender and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Loan Agreement and used herein shall have the meanings given to them in the Loan Agreement.

Date: _____________ ___, 20___	[NAME OF PARTICIPANT]

By:
Name:
Title:

EXHIBIT J-4

FORM OF U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Lenders That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Loan and Security Agreement dated as of September 30, 2020 (as amended, supplemented or otherwise modified from time to time, the “Loan Agreement”) by and among Bicycle Therapeutics plc, a public limited company organized under the laws of England and Wales, and each of its Subsidiaries (as defined in the Loan Agreement) (hereinafter collectively referred to as the “Borrower”), the several banks and other financial institutions or entities from time to time parties to the Loan Agreement (collectively, referred to as the “Lenders”), and HERCULES CAPITAL, INC., a Maryland corporation, in its capacity as administrative agent and collateral agent for itself and the Lenders (in such capacity, the “Agent”).

Pursuant to the provisions of Addendum 1 of the Loan Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the Loan(s) (as well as any promissory note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such Loan(s) (as well as any promissory note(s) evidencing such Loan(s)), (iii) with respect to the extension of credit pursuant to this Loan Agreement or any other Loan Document, neither the undersigned nor any of its direct or indirect partners/members is a “bank” extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a “ten percent shareholder” of the Borrower within the meaning of Section 871(h)(3)(B) of the Code and (v) none of its direct or indirect partners/members is a “controlled foreign corporation” related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished the Agent and the Borrower with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or IRS Form W-8BEN-E or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN or IRS Form W-8BEN-E from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided in this certificate changes, the undersigned shall promptly so inform the Borrower and the Agent, and (2) the undersigned shall have at all times furnished the Borrower and the Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Loan Agreement and used herein shall have the meanings given to them in the Loan Agreement.

Date: _____________ ___, 20___	[NAME OF LENDER]

By:
Name:
Title:

SCHEDULE 1.1

COMMITMENTS

					HMRC Treaty
					Passport scheme
					reference
					number and
					jurisdiction of
	Tranche 1A	Tranche 1B	Tranche 2	TERM	tax residence (if
LENDERS	Commitment	Commitment	Commitment	COMMITMENT	applicable)[1]
Hercules Capital, Inc.	$15,000,000	$15,000,000	$10,000,000	$40,000,000	13/H/370777/DT TP United States
TOTAL COMMITMEN TS	$15,000,000	$15,000,000	$10,000,000	$40,000,000

1 Each of these must be included if the Lenders who are party to this Agreement at the date of this Agreement hold a passport under the HMRC DT Treaty Passport scheme and wishes that scheme to apply to the Agreement.